Filed pursuant to Rule 424(b)(2)
Registration No. 333-294017-01
Registration No. 333-294017-02

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 23, 2026

Preliminary Prospectus Supplement

(To Prospectus Dated March 4, 2026)

EMERA US FINANCE, LLC

US$       % Senior Notes due 20

US$       % Senior Notes due 20

fully and unconditionally guaranteed by

EMERA INCORPORATED

EMERA US HOLDINGS INC.

Emera US Finance, LLC (the “Issuer”) is offering US$     aggregate principal amount of      % Senior Notes due 20     (the “20     Notes”) and US$    million aggregate principal amount of    % Senior Notes due 20    (the “20     Notes” and together with the 20     Notes, the “Notes” and each a “series” of Notes). The 20     Notes will mature on    , 20   , and the 20     Notes will mature on    , 20    . Interest on the Notes of each series will accrue from and including     , 2026 and will be payable semi-annually in arrears on      and      of each year, beginning on     , 2026.

The Notes of each series will be fully and unconditionally guaranteed, on a joint and several basis (the “Guarantees”), by Emera Incorporated, a Nova Scotia company (“Emera”), and Emera US Holdings Inc., a Delaware corporation (“EUSHI,” and together with Emera, the “Guarantors”). See “Description of the Notes–Guarantees.” EUSHI is an indirect wholly-owned subsidiary of Emera and the Issuer is an indirect, wholly-owned subsidiary of Emera.

The Issuer may redeem the Notes of either series, in whole or in part, at any time at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” The Issuer may also redeem each series of Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to but excluding the redemption date, if at any time we determine that any payments made on the Notes or the Guarantees are subject to certain withholding taxes. See “Description of the Notes—Optional Tax Redemption.”

The Notes and the Guarantees will be senior unsecured indebtedness of the Issuer and the Guarantors, respectively, ranking equally in right of payment with all existing and future unsubordinated indebtedness of each of the Issuer and the Guarantors, and senior in right of payment to all existing and future subordinated indebtedness of each of the Issuer and the Guarantors. The Notes of each series and the Guarantees will be (i) effectively subordinated to all existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) of each of the Issuer and the Guarantors and (ii) be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer). The indenture under which the Notes will be issued (the “Indenture”) will contain no restrictions on the amount of additional unsecured indebtedness the Issuer and the Guarantors may incur or the amount of indebtedness (whether secured or unsecured) that their respective subsidiaries may incur. The Indenture will permit the Issuer and the Guarantors to incur secured debt subject to the covenant described herein under “Description of the Notes—Covenants—Limitation on Liens.”.

There is no established trading market for the Notes of either series, and we have no plans to list either series of Notes on a securities exchange.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the Notes may not be purchased, held or otherwise acquired by, a “specified foreign entity” (an “SFE”) as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). By purchasing the Notes, any investor in the Notes, (including all affiliated entities that participate in such purchase) will be deemed to have represented and warranted to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the Notes an SFE.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus supplement and the accompanying prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements of Emera and its consolidated subsidiaries included or incorporated by reference in this prospectus supplement have been prepared in accordance with U.S. Generally Accepted Account Principles (“GAAP”). Our financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). Ernst & Young LLP, Emera’s independent registered public accounting firm, has advised that they comply with the auditor independence rules of the U.S. Securities and Exchange Commission (the “SEC”) and the requirements of the PCAOB.

The ability of investors to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Emera is incorporated under the laws of Nova Scotia, some of the officers and directors of Emera, EUSHI and the Issuer and some of the experts named in this prospectus supplement and the documents incorporated by reference herein are non-U.S. residents, and some of Emera’s assets and some of the assets of those officers, directors and experts are located outside of the United States.

Prospective investors should be aware that, during any period in which offers and sales of the Notes are being made, the registrants or their respective affiliates, directly or indirectly, may bid for or make purchases of the Notes or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

	Per 20 Note		Total	Per 20 Note		Total
Public offering price		%	US$		%	US$	(1)
Underwriting discount		%	US$		%	US$
Proceeds to us (before expenses)		%	US$		%	US$	(1)

(1)	Plus accrued interest, if any, from , 2026, if settlement occurs after that date.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking S.A. and Euroclear Bank SA/SV, as operator of the Euroclear System, against payment in New York, New York on or about    , 2026.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

   , 2026

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes. This prospectus supplement and the accompanying prospectus are collectively referred to as the “prospectus” in this prospectus supplement. This prospectus is part of the registration statements on Forms F-10 and F-3 relating to the Notes and the Guarantees that we filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information contained in the registration statements, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statements and the exhibits to the registration statements for further information with respect to us and the Notes.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the Notes in jurisdictions where such offers are permitted. The information contained in this prospectus supplement is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale or delivery of the Notes offered hereby.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the accompanying prospectus. Unless otherwise indicated by the context, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, Emera US Finance, LLC, Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to Emera US Finance, LLC, (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc. In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “dollars,” “$,” “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars,” “USD” or “US$” are to lawful currency of the United States of America.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated herein by reference, contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws, including the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information”). The words “anticipates,” “believes,” “budget,” “could,” “estimates,” “expects,” “forecast,” “intends,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “targets,” “will,” “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words.

The forward-looking information in this prospectus supplement, including the documents incorporated herein by reference, includes statements which reflect the current view of Emera’s management with respect to Emera’s expectations regarding future growth, results of operations, performance, earnings, capital investment, sales volumes, recovery of costs, timing of regulatory decisions, the expected timing and outcome of the pending sale of New Mexico Gas Company, Inc., the scope of the cybersecurity incident involving unauthorized access into certain parts of the Emera’s Canadian network (the “Cybersecurity Incident”) and its expected impact on the Emera’s financial position and results of operations, IT systems restoration, insurance recoveries, and business continuity processes as well as other matters relating to the Cybersecurity Incident, business prospects and opportunities. The forward-looking information reflects management’s current beliefs and is based on information currently available to Emera’s management and should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the time(s) at which, such events, performance or results will be achieved. All such forward-looking information in this prospectus supplement is provided pursuant to safe harbor provisions contained in applicable securities laws.

The forward-looking information in this prospectus supplement, including the documents incorporated by reference, is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ from current expectations are discussed in the “Business Overview and Outlook” section of Emera’s Management’s Discussion and Analysis for the for the year ended December 31, 2025, filed as Exhibit 99.2 to Emera’s Form 40-F filed on February 23, 2026 and may also include, without limits, statements regarding: Emera’s revenue, earnings and cash flow; the growth and diversification of Emera’s business and earnings base; future annual net income and dividend growth; expansion of Emera’s business; the expected compliance by Emera with the regulation of its operations; the expected timing of regulatory decisions; forecasted capital investment; the nature, timing and costs associated with certain capital projects; the expected impact on Emera of challenges in the global economy; estimated energy consumption rates; expectations related to annual operating cash flows; the expectation that Emera will continue to have reasonable access to capital in the near to medium term; expected debt maturities, repayments and renewals; expectations about increases in interest expense and/or fees associated with debt securities and credit facilities; no material adverse credit rating actions expected in the near term; the successful development of relationships with various stakeholders, the impact of currency fluctuations; expected changes in electricity rates; and the impacts of planned investment by the industry of gas transportation infrastructure within the United States.

The forecasts and projections that make up the forward-looking information are based on reasonable assumptions which include, but are not limited to: the receipt of applicable regulatory approvals and requested rate decisions; no significant operational disruptions or environmental liability due to a catastrophic event or environmental upset caused by severe weather or global climate change, other acts of nature or other major events; seasonal weather patterns remaining stable; no significant cyber or physical attacks or disruptions to Emera’s systems (other than the Cybersecurity Incident); the continued ability to maintain transmission and distribution systems to ensure their continued performance; continued investment in solar, wind and hydro generation; continued natural gas activity; no severe and/or prolonged downturn in economic conditions; sufficient liquidity and capital resources; the continued ability to hedge exposures to fluctuations in interest rates, foreign exchange rates and commodity prices; no significant variability in interest rates; expectations regarding

S-iii

the nature, timing and costs of capital investment of Emera and its subsidiaries; expectations regarding rate base growth; the continued competitiveness of electricity pricing when compared with other alternative sources of energy; the continued availability of commodity supply; the absence of significant changes in government energy plans and environmental laws and regulations that may materially affect Emera’s operations and cash flows; maintenance of adequate insurance coverage; the ability to obtain and maintain licenses and permits; no material decrease in market energy sales prices; favorable labor relations; and sufficient human resources to deliver service and execute Emera’s capital investment plan.

The forward-looking information is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors that could cause results or events to differ from current expectations include, without limitation: regulatory and political risk; change in law risk; system operating and maintenance risks; changes in economic conditions; commodity price and availability risk; liquidity and capital markets risk; changes in credit ratings; future dividend growth, rate base growth, and adjusted earnings per common share growth; timing and costs associated with certain capital investments; expected impacts on Emera of challenges in the global economy; potential impacts of trade disputes and tariffs; potential impacts of trade disputes and tariffs; estimated energy consumption rates; maintenance of adequate insurance coverage and receipt of proceeds; changes in customer energy usage patterns; developments in technology that could reduce demand for electricity; climate change risk; weather risk, including higher frequency and severity of weather events; risk of wildfires; unanticipated maintenance and other expenditures; system operating and maintenance risk; derivative financial instruments and hedging; interest rate risk; inflation risk; counterparty risk; disruption of fuel supply; country risks; supply chain risk; environmental risks; foreign exchange; regulatory and government decisions, including changes to environmental legislation, financial reporting and tax legislation; risks associated with pension plan performance and funding requirements; loss of service area; risks and costs associated with failure of information technology (“IT”) infrastructure and cybersecurity incidents, including IT systems restoration and business continuity processes; uncertainties associated with infectious diseases, pandemics and similar public health threats; market energy sales prices; labor relations; and availability of labor and management resources.

Readers are cautioned not to place undue reliance on forward-looking information as actual results could differ materially from the plans, expectations, estimates or intentions and statements expressed in the forward-looking information. All forward-looking information in this prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, Emera undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

Emera is a reporting issuer in Canada, and as such Emera is subject to continuous disclosure and other obligations applicable to Canadian reporting issuers under applicable Canadian provincial securities laws. Emera files annual and quarterly reports, management’s discussion and analysis, management information circulars, annual information forms and other information with the various securities commissions or other securities regulatory authorities in the provinces of Canada (the “CSA”). The filings that Emera makes with the CSA may be retrieved, accessed and printed, free of charge, through SEDAR+, the secure web-based system used by all market participants to file, disclose and search for information in Canada’s capital markets maintained on behalf of the CSA. The URL of that website is http://www.sedarplus.ca. In addition, the SEC maintains an Internet site at http://www.sec.gov (“EDGAR”) that contains reports, proxy and information statements and other information Emera has filed or furnished electronically with the SEC. Emera also makes this and other information available on its corporate website at http://www.emera.com. The information found on its corporate website and the information that it files on SEDAR+ or files or furnishes on EDGAR does not, except as specifically set forth below, form part of this prospectus and is not incorporated by reference herein.

We have filed with the SEC registration statements on Forms F-3 and F-10 relating to certain securities, including the Notes and the Guarantees offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

•	Emera’s Annual Information Form dated February 23, 2026 for the year ended December 31, 2025, filed as Exhibit 99.1 to Emera’s Form 40-F filed on February 23, 2026;

•	Emera’s Management’s Discussion and Analysis for the year ended December 31, 2025, filed as Exhibit 99.2 to Emera’s Form 40-F filed on February 23, 2026;

•

Emera’s Audited Consolidated Financial Statements for the years ended December 31, 2025 and December 31, 2024 and the accompanying auditor’s report thereon, filed as Exhibit 99.3 to Emera’s Form 40-F filed on February 23, 2026; and

•	Emera’s Management Information Circular distributed in connection with Emera’s annual meeting of shareholders held on May 22, 2025, furnished as Exhibit 99.5 to Emera’s Form 6-K dated April 8, 2025.

Any statement contained in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any other subsequently filed or furnished document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is

S-v

required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference in this prospectus, including any material change reports (excluding confidential material change reports), unaudited interim consolidated financial statements, annual consolidated financial statements and the auditors’ report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports filed by us with the securities commissions or similar authorities in Canada subsequent to the date of this prospectus supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document or information filed with or furnished to the SEC on Form 6-K should be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part if the Form 6-K expressly so states.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Emera at 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 (telephone 902-233-4084). These documents are also available through the internet on Emera’s website at www.emera.com or on SEDAR+ which can be accessed at www.sedarplus.ca. These documents are also available through the internet on EDGAR, which can be accessed at www.sec.gov. The information contained on, or accessible through, any of these websites is not incorporated by reference into this prospectus and is not, and should not be considered to be, a part of this prospectus, unless it is explicitly so incorporated.

THIRD PARTY SOURCES AND INDUSTRY DATA

This prospectus contains or incorporates by reference information from publicly available third-party sources as well as industry data prepared by Emera’s management on the basis of its knowledge of the regulated electric and gas utility industry in which Emera operates (including management’s estimates and assumptions relating to the industry based on that knowledge). Emera’s management’s knowledge of the regulated utility industry has been developed through its experience and participation in the industry. Emera’s management believes that its industry data is accurate and that its estimates and assumptions are reasonable. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable. Although Emera’s management believes the information contained in the third-party sources is reliable, Emera has not independently verified any of the data from third-party sources referred to in this prospectus or the documents incorporated by reference herein or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.

S-vi

CURRENCY

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “Canadian dollars”, “$”, “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars”, “USD”, “US$” or “U.S.$” are to lawful currency of the United States of America.

The following table sets forth, for each of the periods indicated, the daily average exchange rate, the average of the daily average exchange rates and the high and low daily average exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Year ended December 31
	2025	2024	2023
High	1.4603	1.4416	1.3875
Low	1.3558	1.3316	1.3128
Average	1.3978	1.3698	1.3497
Period End	1.3706	1.4389	1.3226

On March 13, 2026, the daily average exchange rate as reported by the Bank of Canada was US$1.00 = $1.3716.

S-vii

SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering and the Notes, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Our Company

Emera Incorporated (“Emera”) was incorporated in the Province of Nova Scotia in 1998 and is the indirect owner of all of the shares in Emera US Holdings Inc. (“EUSHI”). Emera’s principal executive office is located at 5151 Terminal Road, P.O. Box 910, Halifax, NS B3J 1A1, Canada, and Emera’s telephone number is (902) 233-4084. Emera’s website address is www.emera.com. Material contained on Emera’s website is not part of and is not incorporated by reference in this prospectus.

Emera US Finance, LLC (the “Issuer”) is a Delaware limited liability company that was formed on February 10, 2026. The Issuer is owned indirectly by Emera. The Issuer was formed for the purpose of Emera’s intercompany financings and does not have any operations or assets other than interests in other financing-related entities, and it does not have any operating revenues.

EUSHI is a Delaware corporation that was incorporated on June 14, 2001. EUSHI is an indirect, wholly owned subsidiary of Emera. EUSHI does not have any operations and serves as the holding company for certain of Emera’s assets located in the United States.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia, with approximately CAD$45 billion in assets as at December 31, 2025 and 2025 revenues of approximately CAD$8.8 billion. The company primarily invests in regulated electricity generation and electricity and gas transmission and distribution. Emera’s strategic focus continues to be safely delivering cleaner, affordable and reliable energy to its customers. Emera has investments in the United States, Canada and the Caribbean.

Organizational Structure

The following chart provides a summary of Emera’s organizational structure as of February 28, 2026. The chart depicts (i) Emera’s reportable segments (including consolidated and non-consolidated investments) and (ii) selected subsidiaries of Emera, including EUSHI and the Issuer.

Recent Developments

On March 17, 2026, the Issuer announced an offering of USD$375,000,000 aggregate principal amount of its 6.650% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series A Junior Subordinated Notes”) and USD$375,000,000 aggregate principal amount of its 6.850% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series B Junior Subordinated Notes”, and together with the Series A Junior Subordinated Notes, the “Junior Subordinated Notes”), to be guaranteed by the Guarantors. The Junior Subordinated Notes were offered pursuant to a preliminary prospectus supplement and accompanying prospectus forming part of the effective registration statement to which this preliminary prospectus supplement relates. This prospectus supplement does not constitute or form part of, and should not be construed as, an offer to sell or issue or the solicitation of an offer to buy or acquire the Junior Subordinated Notes, nor shall there be any sale of Junior Subordinated Notes in any state or other jurisdiction to any person or entity to which it is unlawful to make such offer, solicitation or sale in such state or jurisdiction. The closing of the Junior Subordinated Notes offering is expected to occur on March 23, 2026, subject to customary closing conditions. This offering is not conditioned upon the completion of the offering of the Junior Subordinated Notes.

THE OFFERING

The summary below describes the principal terms of the Notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	Emera US Finance, LLC.

Guarantors	Emera Incorporated and Emera US Holdings Inc.

Notes Offered	US$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

US$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

Guarantees	Emera Incorporated and Emera US Holdings Inc. will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the Notes of each series and any other obligations of the Issuer under the Notes of each series and the Indenture when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

Maturity Date	The Notes of each series will mature on , 20 .

Interest Payment Dates	Interest on the Notes of each series will be payable semi-annually in arrears on and of each year, commencing on , 2026, and on the maturity date for the Notes of such series.

Interest Rates	20 Notes: % per annum from , 2026

20 Notes: % per annum from , 2026

Ranking	The Notes of each series and the related Guarantees will:

•	be unsecured;

•	be effectively subordinated to all existing and future secured indebtedness (to the extent of the value of the assets securing such debt) of each of the Issuer and the Guarantors;

•	rank equally in right of payment with all existing and future unsubordinated indebtedness of each of the Issuer and the Guarantors;

•	be senior in right of payment to all existing and future subordinated indebtedness of each of the Issuer and the Guarantors;

•

be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer).

The Indenture will contain no restrictions on the amount of additional unsecured indebtedness that the Issuer and the Guarantors may incur or the amount of indebtedness (whether secured or unsecured) that their respective subsidiaries may incur. The Indenture will permit each of the Issuer and the Guarantors to incur secured debt subject to the covenant described herein under “Description of the Notes—Covenants—Limitation on Liens”.

Optional Redemption	The Issuer may redeem the Notes of either series, in whole or in part, at any time and from time to time, at the applicable redemption price as described under the heading “Description of the Notes—Optional Redemption.”

Additional Amounts	Subject to certain exceptions and limitations described under the heading “Description of the Notes—Additional Amounts,” the Issuer will pay such Additional Amounts (as defined herein) on the Notes of a series as will result in the receipt by the holders of the Notes of such series of such amounts as would have been received by them had no withholding or deduction (that is required by law) been required. For more information regarding Additional Amounts with respect to the Notes, see “Description of the Notes—Additional Amounts.”

Optional Tax Redemption	If the Issuer is required to pay Additional Amounts with respect to either series of Notes due to certain changes in tax law, the Issuer may redeem the Notes of such series, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption, as described under the heading “Description of the Notes—Optional Tax Redemption.”

Further Issues	The 20 Notes will be limited initially to US$ in aggregate principal amount and the 20 Notes will be limited initially to US$ in aggregate principal amount. The Issuer may, however, “reopen” either series of Notes and issue an unlimited principal amount of Additional Notes of such series in the future without notice to or the consent of any holder.

Denominations	The Notes of each series will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Trustee	Equiniti Trust Company, LLC.

Governing Law	The Notes, the related Guarantees and the Indenture will be governed by the laws of the State of New York.

No Listing

The Notes of each series are a new issue of securities and no established trading market for either series of Notes exists. The Notes of each series will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes of either series on any securities exchange. We have been advised that the underwriters intend to make a market in the Notes of each series. However, they are not obligated to do so, and they may discontinue any market-making activities with respect to either series of Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes of either series or that an active public market for the Notes of either series will develop. If an active public trading market for a series of Notes does not develop, the market price and liquidity of the Notes of such series may be adversely affected.

Use of Proceeds	We estimate that the net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately US$ million. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, to repay existing indebtedness. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors that you should refer to and carefully consider before deciding to invest in these Notes.

RISK FACTORS

An investment in the Notes involves certain risks. A prospective purchaser of the Notes should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement and the documents incorporated by reference herein before you decide to purchase the Notes, including, without limitation, the risk factors discussed under (i) the heading “Risk Factors” in the Emera’s Annual Information Form dated February 23, 2026 for the year ended December 31, 2025 (filed on EDGAR as Exhibit 99.1 to Emera’s Form 40-F filed February 23, 2026 and incorporated by reference herein); (ii) the heading “Principal Financial Risks and Uncertainties” in note 28 to Emera’s audited consolidated financial statements as at and for the years ended December 31, 2025 and 2024 filed on Exhibit 99.3 to Emera’s Form 40-F filed February 23, 2026; and (iii) the heading “Enterprise Risk and Risk Management” in Emera’s Management’s Discussion and Analysis for the year ended December 31, 2025. The risks described below are not the only risks that may affect us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your investment.

Risks Related to the Notes

Emera has a substantial amount of indebtedness which may adversely affect its cash flow and ability to operate its business.

Emera has incurred a significant amount of debt. As of December 31, 2025, Emera has approximately Cdn$22.3 billion of total debt outstanding. The implications of such indebtedness include:

•	a portion of Emera’s cash flow from operations is dedicated to debt service and may not be available for other purposes;

•	limiting Emera’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	limiting Emera’s ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes;

•	making Emera more vulnerable to economic downturns and industry conditions and possibly limiting its ability to withstand competitive pressures;

•	making it more difficult for Emera to satisfy its indebtedness; and

•	increasing Emera’s cost of borrowing.

If new debt is added to Emera’s current debt levels, the risks that it now faces would intensify. Emera’s ability to generate sufficient cash flow from operations to make scheduled payments on its debt will depend on a range of economic, competitive and business factors, many of which are outside of its control. There can be no assurance that Emera’s business will generate sufficient cash flow from operations to make these payments, including with respect to the Notes. If Emera is unable to meet its expenses and debt obligations, Emera may need to refinance all or a portion of its indebtedness before maturity. Emera may not be able to refinance any of its indebtedness on commercially reasonable terms or at all, which could cause it to default on its obligations and impair its liquidity.

Although the Notes are designated as “Senior,” your right to receive payment on the Notes and the Guarantees will be unsecured and effectively subordinated to any future secured debt of the Issuer and the Guarantors, to the extent of the value of the collateral therefor. Additionally, your rights will be structurally subordinated to future indebtedness and other liabilities of Emera’s non-guarantor subsidiaries.

The Notes will be general senior unsecured obligations of the Issuer and therefore will be effectively subordinated to the Issuer’s future secured indebtedness, to the extent of the value of the collateral therefor. The

Guarantees will be general senior unsecured obligations of each Guarantor and therefore will be effectively subordinated to future secured indebtedness of the Guarantors, to the extent of the collateral therefor. Subject to the limitation on liens covenant described under “Description of the Notes—Covenants—Limitation on Liens,” in the future, the Issuer and the Guarantors could incur a certain amount of indebtedness that is secured by their respective assets. If the Issuer defaults on the Notes or certain other indebtedness, or becomes bankrupt, liquidates or reorganizes, any secured creditors could use the value of the collateral securing that debt to satisfy their secured indebtedness before you would receive any payment on the Notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, the Issuer’s secured creditors would share the value of the Issuer’s other assets, if any, with you and the holders of other claims against us which rank equally with the Notes. The guarantees of the Notes will have a similar ranking with respect to any future secured indebtedness of the Guarantors as the Notes will have with respect to any of the Issuer’s future secured indebtedness. See “Description of the Notes.” The Notes will also be structurally subordinated to any indebtedness and other liabilities of Emera’s subsidiaries (other than EUSHI and the Issuer). As of December 31, 2025, the Issuer and the Guarantors had Cdn$2.8 billion of indebtedness, none of which was secured, and Emera’s subsidiaries (other than EUSHI and the Issuer) had approximately Cdn$19.6 billion in indebtedness.

The Issuer or the Guarantors could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect their capital structure or credit ratings, or otherwise adversely affect holders of the Notes.

The terms of the Notes will not prevent the Issuer or the Guarantors from entering into a variety of acquisition, refinancing, recapitalization or other highly-leveraged transactions. As a result, the Issuer or the Guarantors may enter into a transaction even though the transaction could increase the total amount of their outstanding indebtedness, adversely affect their capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

Each Guarantor’s Guarantee of the Notes could be voided or subordinated by applicable federal bankruptcy law and insolvency laws in the United States or Canada.

The Issuer’s obligations under the Notes will be guaranteed by the Guarantors. In the United States, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, each Guarantor’s Guarantee could be voided, or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor if, among other things, such Guarantor, at the time it incurred the indebtedness evidenced by its Guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such Guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transactions for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a Guarantor pursuant to its Guarantee could be voided and required to be returned to the Guarantor or to a fund for the benefit of the creditors of the Guarantor.

As one of the Guarantors, Emera, is organized under the laws of the province of Nova Scotia, Canada and a portion of its assets are located in Canada, applicable Canadian statutes may also allow courts to void the Notes and/or the Guarantees. The Issuer’s creditors or creditors of the Guarantors could challenge the Guarantees as fraudulent transfers, conveyances, preferences, transfers at undervalue or on other grounds under applicable

Canadian federal or provincial law. Payments made to the holders of the Notes may be required to be returned or the Guarantees may be avoided or set aside under Canadian federal or provincial legislation if it is judicially determined that, among other things:

•

at the time of the payment or of the making of the Guarantee, the payor or Guarantor, as the case may be, was insolvent and the payment had the effect of or was given with a view to giving a preference to, or conferred a fraudulent or unjust preference on, the recipient or another Guarantor;

•

the payment or making of the Guarantee was a transfer at undervalue and at the time of the repayment or the making of the Guarantee the payor or the Guarantor, as the case may be, was insolvent or was rendered insolvent by the payment or the making of the Guarantee;

•	the payment or making of the Guarantee was intended to defeat, hinder, delay or defraud creditors; or

•	the payment or making of the Guarantee was oppressive to creditors.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not each Guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of each Guarantee of the Notes would not be voided or each Guarantee of the Notes would not be subordinated to each Guarantor’s other debt.

If a Guarantee were legally challenged, such Guarantee could also be subject to the claim that, since the Guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration.

A court could thus void the obligations under each Guarantee or subordinate each Guarantee to each Guarantor’s other debt or take other action detrimental to holders of the Notes.

Canadian bankruptcy and insolvency laws may impair the Trustee’s ability to enforce remedies under the Notes.

Emera is a company governed by the laws of the Province of Nova Scotia, Canada, and a portion of its assets are located in Canada. Therefore, Canadian bankruptcy and insolvency laws will apply in the event of Emera’s bankruptcy or insolvency.

Canadian bankruptcy, insolvency, winding-up, reorganization and other restructuring or similar corporate arrangement legislation (collectively, “Canadian insolvency laws”), may impair, delay, stay, compromise, or otherwise restrict the rights of the Trustee, as applicable, to enforce remedies under the Indenture that will govern the Notes or the Guarantees, or the Notes or the Guarantees if the benefit of applicable Canadian insolvency laws is sought with respect to Emera. For example, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and other corporate arrangement legislation each contain provisions enabling a debtor to obtain a stay of proceedings or other rights and remedies in favor of itself and its property against its creditors and others and to prepare and file a restructuring proposal, a plan of arrangement or a plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A restructuring proposal, plan of arrangement or plan of compromise or arrangement, as applicable, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court and implemented, would be binding on all affected creditors within each affected class, including those affected creditors that did not vote to accept the proposal, plan of arrangement or plan of compromise or arrangement. In addition, the relevant Canadian court may, subject to certain conditions, create court-ordered charges on the assets of the debtor to secure interim financing, professional fees, post-filing amounts owing to critical suppliers, director liabilities or other obligations, in priority to the security interests that secure the Notes and the Guarantees. Moreover, Canadian insolvency laws, in certain instances, permit the debtor (or its court appointed receiver) to retain possession and administration of its property (including property that constitutes collateral), subject to court oversight, even though it may be in default under the applicable debt instrument or security document during the applicable proceedings and notwithstanding the ability of its creditors to enforce their rights upon such default are impaired, delayed, stayed, compromised, or otherwise restricted,. In addition, it may be possible to restructure certain debt obligations, including Guarantees, under the applicable governing federal or provincial corporate statute without commencing formal insolvency proceedings.

In this regard, any approval threshold requirements provided in the Indenture that will govern the Notes for modification of certain rights of the holders of Notes of either series may be disregarded in a restructuring of Emera’s debt under applicable law or the order or decree of a court having jurisdiction. In an insolvency, bankruptcy corporate arrangement in respect of a compromise of the debt of the debtors or similar proceeding, the applicable statute or the court will establish the approval threshold. The approval threshold requirements under the Indenture that will govern the Notes may also be disregarded in a restructuring by way of a court approved arrangement under a Canadian corporate statute. Stays of proceedings have also been granted in connection with these corporate debt restructurings.

The powers of the court under Canadian insolvency laws, and particularly the Companies’ Creditors Arrangement Act (Canada), have been interpreted and exercised broadly and remedially so as to preserve the enterprise value of a restructuring entity and protect such entity and its assets from actions taken by creditors and other parties. Accordingly, the Issuer cannot predict whether payments under the Notes of either series or the Guarantees thereof would be made during any bankruptcy, insolvency, corporate arrangement in respect of a compromise of the debt of the debtors or other restructuring proceedings, whether (and to what extent) or when the Trustee could exercise its rights under the Indenture that will govern the Notes or the Guarantees during any such proceedings, or whether (and to what extent) holders of the Notes would be compensated for any delays in payment of principal, interest and costs, including the fees and disbursements of the Trustee. Accordingly, if Emera were to become subject to any bankruptcy, insolvency, corporate arrangement in respect of a compromise of the debt of the debtors or other restructuring proceedings, Emera may cease making payments on the Guarantees and the Trustee may not be able to exercise its rights under the Indenture that will govern the Notes and Guarantees, respectively, following commencement of or during such proceedings, without leave of the court.

In addition, under Canadian insolvency laws, courts have jurisdiction over a debtor’s property wherever it is located, including property situated in other countries. However, courts outside of Canada may not recognize the Canadian court’s jurisdiction. Accordingly, absent recognition of the Canadian proceeding in the foreign jurisdiction, there may be difficulty administering a Canadian bankruptcy or insolvency proceeding involving the Issuer or the Guarantors in respect of property located outside of Canada, and any orders or judgments of a Canadian court may not be enforceable against the Issuer or the Guarantors with respect to their property located outside Canada.

Investors in the Notes located outside of Canada may have difficulties enforcing civil liabilities.

Emera is organized under the laws of Nova Scotia, Canada. Moreover, some of the directors and officers of Emera, EUSHI and the Issuer and some of the experts named in this prospectus and documents incorporated by reference herein are non-U.S. residents, and some of Emera’s assets and some of the assets of those officers, directors and experts are located outside of the United States. We will agree, in accordance with the terms of the Indenture, to accept service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. Nevertheless, it may be difficult for holders of the Notes to effect service of process within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada against Emera or against Emera’s directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its other subsidiaries and their ability to pay cash to the Issuer.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its subsidiaries and their ability to pay cash to the Issuer. As a result, distributions or advances from Emera and its subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Issuer. Contractual provisions or laws, as well as Emera’s and its subsidiaries’ financial condition and operating requirements, may limit the ability of the Issuer to obtain cash from Emera and its subsidiaries that it requires to pay its debt service obligations, and may also limit the ability of the Guarantors to meet their obligations under their respective Guarantees, including any payments required to be made under the Notes. In addition, certain of Emera’s businesses are regulated by entities that possess broad oversight powers to ensure that the needs of utility customers are being met. While Emera is not currently aware of any plans to do so, such regulators could attempt to impose restrictions on the ability of Emera or its subsidiaries to pay cash to the Issuer pursuant to these broad powers. Other than EUSHI and the Issuer, the subsidiaries of Emera are legally distinct and have no obligations to pay amounts due on the indebtedness of the Issuer or the Guarantors, or to make funds available for such payment. In addition, non-guarantor subsidiaries of Emera will be permitted under the terms of the Indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Issuer and the Guarantors. The agreements governing current and future indebtedness of Emera’s subsidiaries may not permit such subsidiaries to provide Emera with sufficient dividends, distributions or loans to fund payments on the Notes when due.

The Guarantors are holding companies.

The Guarantors are holding companies and depend on dividends and other distributions from their subsidiaries. Each of Emera and EUSHI conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Guarantors. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of the Guarantors to obtain cash from their subsidiaries that they require to pay their debt service obligations, including any payments required to be made under the Notes.

An increase in interest rates could result in a decrease in the relative value of the Notes of each series.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict future levels of market interest rates.

The trading prices for the Notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, which could include the Issuer. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the Notes of a series, or the trading market for such Notes, to the extent a trading market for the Notes of either series develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the Notes of a series.

We expect the Notes of each series to be rated by “nationally recognized statistical rating organizations” within the meaning of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Notes of each series may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the Notes.

Your ability to transfer the Notes may be limited by the absence of a trading market for the Notes.

There is no established trading market for the Notes of either series, and we have no plans to list the Notes of either series on a securities exchange. We have been advised by each underwriter of the Notes that it presently intends to make a market for the Notes of each series; however, no underwriter of the Notes is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the underwriters of the Notes cease to act as market makers for the Notes of either series for any reason, we cannot assure you that another firm or person will make a market in such Notes. The liquidity of any market for the Notes of a series will depend upon the number of holders of such Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in such Notes and other factors. An active or liquid trading market may not develop for such Notes.

The Issuer may choose to redeem the Notes of either series prior to maturity.

The Issuer may at its option redeem the Notes of either series in whole or in part at the times and the applicable redemption price described herein. See “Description of the Notes—Optional Redemption.” The Issuer may choose to redeem your Notes at a time when prevailing interest rates are lower than the interest rate paid on your Notes. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the Notes being redeemed.

GUARANTEED DEBT

As of December 31, 2025, Emera had $3.7 billion USD senior unsecured notes issued by Emera US Finance LP and junior subordinated notes issued by EUSHI Finance, Inc. (“EUSHI Finance”) (collectively referred to as the “US Notes”) outstanding.

The US Notes are fully and unconditionally guaranteed, on a joint and several basis, and in the case of the fixed-to-fixed reset rate junior subordinated notes due 2054 and the fixed-to-fixed reset rate junior subordinated notes due 2056 only, on a joint, several and subordinated basis, by Emera and EUSHI (in such capacity, the “Guarantor Subsidiaries”). Emera owns, directly or indirectly, all of the limited and general partnership interests in Emera US Finance LP. EUSHI Finance is owned indirectly by Emera through EUSHI. Other subsidiaries of Emera do not guarantee the US Notes (such subsidiaries are referred to as the “Non-Guarantor Subsidiaries”); however, Emera has unrestricted access to the assets of consolidated entities. In compliance with Rule 13-01 of

Regulation S-X, Emera is including summarized financial information for Emera, EUSHI, EUSHI Finance, the Issuer and Emera US Finance LP (together, the “Obligor Group”), on a combined basis after transactions and balances between the combined entities have been eliminated. Investments in and equity earnings of the Non-Guarantor Subsidiaries have been excluded from the summarized financial information.

The Obligor Group was not determined using geographic, service line or other similar criteria and, as a result, the summarized financial information includes portions of Emera’s domestic and international operations. Accordingly, this basis of presentation is not intended to present Emera’s financial condition or results of operations for any purpose other than to comply with the specific requirements for guarantor reporting.

Summarized Statement of Income

In millions of dollars	For the year ended December 31, 2025
Loss from operations	$(145)

Net gains (1)	$168

Summarized Balance Sheet

In millions of dollars	For the year ended December 31, 2025
Current assets (2)	$373
Goodwill	5,580
Other assets (3)	5,259
Total assets (4)	$11,212
Current liabilities (5)	$1,587
Long-term liabilities (6)	11,293

Total liabilities	$12,880

(1)	Includes $1,143 million in interest and dividend income, net, from non-guarantor subsidiaries.
(2)	Includes $275 million in amounts due from non-guarantor subsidiaries.
(3)	Includes $4,714 million in amounts due from non-guarantor subsidiaries.
(4)	Excludes investments in non-guarantor subsidiaries. Emera’s total consolidated assets are $44,817 million.
(5)	Includes $206 million in amounts due from non-guarantor subsidiaries.
(6)	Includes $4,609 million in amounts due from non-guarantor subsidiaries.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately US$    million. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, to repay existing indebtedness. We may invest funds that we do not immediately use in short-term marketable securities.

DESCRIPTION OF THE NOTES

As used below, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, Emera US Finance, LLC, Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to Emera US Finance, LLC, (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

The following description of the particular terms and provisions on the Notes and the Guarantees, supplements and, to the extent inconsistent therewith, replaces the description of the Debt Securities and the guarantees set forth in the accompanying prospectus under “Description of the Debt Securities and Guarantees” to which reference is made.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes, the Guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture, a copy of which will be available from us upon request, for a complete description of the obligations of the Issuer and the Guarantors and your rights. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

General

We are offering US$    in aggregate principal amount of Notes, consisting of US$    million aggregate principal amount of    % Senior Notes due 20    (the “20    Notes”) and US$    million aggregate principal amount of    % Senior Notes due 20    (the “20    Notes” and, together with the 20    Notes, the “Notes” and each a “series” of Notes), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued, under an indenture to be dated as of the original issue date (as defined herein) as to be amended and supplemented by one or more supplemental indentures (collectively, the “Indenture”), among us, the Guarantors and Equiniti Trust Company, LLC, as trustee (the “Trustee”). The Notes of each series will be fully and unconditionally guaranteed, on a joint and several basis, by the Guarantors (the “Guarantees”). The Indenture will be subject to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The Indenture does not limit the aggregate principal amount of debt securities which the Issuer may issue under it and provides that the Issuer may issue debt securities under it from time to time in one or more series.

The Issuer may “reopen” each series of notes and issue additional notes of either series (the “Additional Notes”) from time to time without notice or the consent of holders of the Notes of either series. If the Issuer reopens a series of Notes, the period of any resale restriction applicable to the Notes of such series may be extended to the last day of the term of any resale restrictions imposed on any Notes of such series sold under any such reopening. The Notes of each series and any Additional Notes of that series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that if such Additional Notes are not fungible with the Notes of the applicable series offered hereby for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP and/or ISIN number. Except as otherwise specified herein, all references to the Notes of either series include any Additional Notes of that series.

Interest

Interest on the 20    Notes will begin to accrue on    , 2026 (the “original issue date”), at the rate of % per annum.

Interest on the 20    Notes will begin to accrue on    the original issue date at the rate of % per annum.

Interest on the Notes of each series will be payable semi-annually in arrears on      and      of each year, beginning      , 2026, to the holders of record at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”). In the event that any interest payment date for the Notes (other than the interest payment date that is the maturity date of the Notes) would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and holders thereof will not be entitled to any further interest or other payment as a result of any such delay. Interest on the Notes of each series will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

Each series of Notes will:

•	be unsecured,

•	be effectively junior in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the assets securing such debt),

•	rank equally in right of payment with all of the Issuer’s existing and future unsubordinated, unsecured indebtedness, and

•	be senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness.

The Notes of each series will also be structurally subordinated to any indebtedness and other liabilities of Emera’s subsidiaries (other than EUSHI and the Issuer).

The Notes of each series will be fully and unconditionally guaranteed, on a joint and several basis, by each of the Guarantors pursuant to the Guarantees. Each Guarantee will be a direct, unsecured and unsubordinated obligation of each Guarantor and will have the same ranking with respect to indebtedness of such Guarantor as the Notes will have with respect to the Issuer’s indebtedness. See “—Guarantees.”

As of December 31, 2025, the Issuer and the Guarantors had approximately Cdn$2.8 billion of indebtedness, none of which was secured, and Cdn$1.6 billion of which was subordinated. As of December 31, 2025 Emera’s subsidiaries (other than EUSHI and the Issuer) had approximately Cdn$19.6 billion in indebtedness.

Guarantees

Each Guarantor will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the Notes of each series and any other obligations of the Issuer under the Notes of each series when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

Emera is a holding company and conducts substantially all of its business through its direct and indirect operating subsidiaries. EUSHI, an indirect wholly owned subsidiary of Emera, serves as a holding company for Emera’s current assets located in the United States. The principal sources of income of Emera and EUSHI are the dividends and distributions they receive from their subsidiaries.

The Guarantees will be the joint and several obligations exclusively of Emera and EUSHI. None of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer) will guarantee or otherwise be responsible for the payment of principal of, any premium or interest or other payments required to be made by the Guarantors under the Guarantees. Accordingly, obligations of the Guarantors under the Guarantees will be structurally subordinated to all existing and future liabilities (including trade payables and indebtedness) of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer). In the event of an insolvency, liquidation or other reorganization of any of Emera’s subsidiaries (other than EUSHI and the Issuer), the creditors of the Guarantors (including the holders of the Notes) will have no right to proceed against the assets of such subsidiary. Also, creditors of such subsidiary would generally be entitled to payment in full from such assets before any assets are made available for distribution to the Guarantors. As of December 31, 2025, Emera’s subsidiaries (including EUSHI and the Issuer) had approximately Cdn$19.6 billion of indebtedness.

The Indenture will provide that upon a default in payment of principal or any premium or interest on a Note of either series, the holder of the Notes of such series may institute legal proceedings directly against the Guarantors to enforce the Guarantees without first proceeding against the Issuer. The obligations of each Guarantor under the Guarantees of the Notes will be limited as necessary to prevent such Guarantees from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Optional Redemption

Prior to the applicable Par Call Date with respect to a series of Notes, the Issuer may redeem the Notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1)

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of the applicable series being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date (assuming, for this purpose, that the Notes of such series being redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus   basis points, in the case of the 20    Notes and at the then current Treasury Rate plus    basis points in the case of the 20    Notes, and

(2)	100% of the principal amount of the Notes of the applicable series to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the Notes of such series being redeemed to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the Notes of either series at its option, in whole or in part, at any time and from time to time, on notice given not more than 60 days nor less than 10 days prior to the redemption date, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Par Call Date” means    , 20    (the date that is    month(s) prior to the maturity of the 20    Notes) and    , 20    (the date that is    month(s) prior to the maturity of the 20    Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); (ii) if there is no such Treasury maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time on such date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Issuer will deliver notice of redemption at least 10 days but not more than 60 days before the applicable redemption date to each holder of the series of Notes to be redeemed. If the Issuer elects to redeem the Notes of such series in part, the Trustee will select the Notes to be redeemed in a fair and appropriate manner in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances (or, in the case of Notes evidenced by global Notes, in accordance with DTC’s applicable procedures).

Notes called for redemption will be redeemed in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess of US$2,000 thereof. Upon the payment of the redemption price, premium, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Notes called for redemption.

Notice of any redemption of Notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the relevant redemption date.

Any notice of redemption may provide that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another person.

Additional Amounts

All payments made by or on behalf of Emera, EUSHI or the Issuer under or with respect to either series of Notes or the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless Emera, EUSHI or the Issuer, as the case may be, is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If Emera, EUSHI or the Issuer, as the case may be, is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes of a series or the Guarantees, Emera, EUSHI or the Issuer, as the case may be, will pay to each holder of such Notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a recipient or beneficial owner of such payment:

(i)

with which Emera, EUSHI or the Issuer, as the case may be, does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”)) at the time of making such payment;

(ii)

which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a “specified non-resident shareholder” of Emera for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of Emera;

(iii)

which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being an entity in respect of which Emera is a “specified entity” as defined in subsection 18.4(1) of the Tax Act;

(iv)

which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a “reverse hybrid entity” (within the meaning of subsection 18.4(1) of the Tax Act, as proposed to be amended by the draft legislative proposals released on January 29, 2026, as may be further proposed to be amended);

(v)

which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder;

(vi)

which is subject to such Canadian Taxes by reason of the failure of the recipient or beneficial owner to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

(vii)

which is subject to such Canadian Taxes by reason of the legal nature of the recipient or beneficial owner disentitling such recipient or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a holder of Notes on behalf of such beneficial owner;

(viii)

which failed to duly and timely comply with a timely request by Emera, EUSHI or the Issuer, as the case may be, to provide information, documents, certification or other evidence concerning such recipient or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(ix)

which is a fiduciary, limited liability company, partnership or any person other than the sole beneficial owner, to the extent that, any beneficiary or settlor of such fiduciary, any member of such limited liability company, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, member, partner or beneficial owner had been the recipient of such payment; or

(x)	which is subject to such Canadian Taxes by reason of any combination of the above.

In addition, no Additional Amounts will be payable on account of:

•	any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Issuer or a paying agent from the payment;

•

any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

•

any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•

any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (the “Code”); or

•	any combination of any of the foregoing exceptions.

The Issuer will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Notwithstanding the foregoing, Emera, EUSHI or the Issuer, as the case may be, will indemnify and hold harmless the recipient of any payment made under the Notes of the applicable series or any Guarantee for the amount of any taxes under Regulation 803 of the Tax Act or any similar or successor provision (other than taxes described in clauses (i) through (x) above or taxes arising by reason of a transfer of the Note to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Tax Act except where such non-arm’s length relationship arises as a result of the exercise or enforcement of rights under any Notes of the applicable series or any Guarantee) levied or imposed on and paid by such recipient as a result of such payment.

The Issuer will furnish to the holders of the Notes of the applicable series within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by the Issuer.

In the event the Issuer fails to remit any Canadian Taxes in respect of which Additional Amounts are payable, the Issuer will indemnify and hold harmless each holder of Notes of the applicable series (other than, for certainty, a recipient or beneficial owner not entitled to receive Additional Amounts) and upon written request reimburse each such holder for the amount, excluding any payment of Additional Amounts by the Issuer, of:

•	any Canadian Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes of the applicable series;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

Wherever in the Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to either series of the Notes or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Tax Redemption

Each series of Notes will be subject to redemption at any time, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption, upon the giving of a notice as described below, if the Issuer (or its successor) determines that (i) as a result of (A) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada (or the jurisdiction of organization of the successor to the Issuer, EUSHI or Emera, as the case may be) (a “Relevant Taxing Jurisdiction”) or of any political subdivision or taxing authority thereof or therein, as applicable, including an announced prospective change becoming effective (for certainty, including the January 29 Tax Proposals as defined in Material Income Tax Considerations—Material Canadian Income Tax Considerations) or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), which amendment or change is announced or becomes effective on or after the date of this prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes a successor to the Issuer, EUSHI or Emera, as the case may be), the Issuer, EUSHI or Emera, as the case may be, has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes or the Guarantees as described under “—Additional Amounts,” (ii) on or after the date of this prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes a successor of the Issuer, EUSHI or Emera), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, a Relevant Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Issuer, EUSHI or Emera, as the case may be, or any change, amendment, application or interpretation shall be officially proposed, which, in the case of this clause (ii), in the written opinion to the Issuer, EUSHI or Emera, as the case may be, of Canadian legal counsel of recognized standing, will result in the Issuer, EUSHI or Emera, as the case may be, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes and, in any such case, in business judgment of the Issuer, EUSHI or Emera, as the case may be, the Issuer, EUSHI or Emera, as the case may be, determines that such obligation cannot be avoided by the use of reasonable measures available to the Issuer, EUSHI or Emera, as the case may be, or (iii) an “interest tax event” has occurred within 90 days of the date fixed for redemption.

“Interest tax event” means the receipt by the Issuer, EUSHI or Emera of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

•

amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or Canada, as the case may be, or any political subdivision or taxing authority thereof or therein, or any regulations under those laws or treaties, that is enacted or effective on or after the initial issuance of the Notes and which was not announced prior to the issuance of the Notes;

•

administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after the initial issuance of the Notes;

•

amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after the initial issuance of the Notes; or

•

threatened challenge asserted in writing in connection with an audit of the Issuer, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Issuer or becomes publicly known on or after the initial issuance of the Notes;

there is more than a substantial risk that the entity that is treated as the Issuer for U.S. federal income tax purposes will be denied a current deduction in whole or in part in calculating its income tax liability that is attributable to any portion of the interest payable on the Notes for U.S. federal income tax purposes.

In the event that we elect to redeem a series of Notes pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the Trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem such series of Notes pursuant to their terms.

Notice of intention to redeem such series of Notes will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Covenants

Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Limitation on Liens

While the Notes of a series remain outstanding, neither the Issuer nor the Guarantors will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, charge, lien, pledge or security interest (together, “liens”) in any shares of the capital stock or other equity interests of any subsidiary now or hereafter directly owned by the Issuer or the Guarantors, or otherwise encumber any assets owned directly by the Issuer or the Guarantors unless at the same time all the Notes of such series then outstanding shall be secured equally and ratably with such indebtedness until such time as such indebtedness is no longer secured by such lien; provided that this covenant will not apply to each of the following:

(i)	Purchase Money Mortgages and Capital Lease Obligations;

(ii)	liens securing Non-Recourse Debt;

(iii)

liens on property of an entity existing at the time such entity is merged into or consolidated with the Issuer or the Guarantors or incurred within 180 days of the time of merger or consolidation thereof or at the time of a sale, lease or other disposition to the Issuer or the Guarantors of the properties of an entity, provided that such liens on property were not created in anticipation of the merger, consolidation, sale, lease or other disposition;

(iv)	liens on any shares of the capital stock or other equity interests of any entity existing at the time such entity becomes a subsidiary of the Issuer or any Guarantor;

(v)	liens in favor of the Issuer, the Guarantors or any of their respective subsidiaries;

(vi)	liens existing at the date of issuance of the Notes;

(vii) (A)	liens for taxes and assessments not overdue and securing workmen’s compensation assessments, unemployment insurance or other social security obligations;

(B)	liens for specified taxes and assessments which are overdue but the validity of which is being contested at the time by the Issuer or the Guarantors in good faith;

(C)	liens or rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease;

(D)

deposits or liens in connection with contracts, bids, tenders or expropriation proceedings, or to secure surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, laborers,” materialmen’s, warehousemen’s, carriers’ and other similar liens;

(E)

the right reserved to or vested in any municipality or governmental or other public authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, which affects any land, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition to the continuance thereof;

(F)

undetermined or inchoate liens and charges incidental to the current operations of the Issuer or the Guarantors, as the case may be, which have not at the time been filed against the Issuer or the Guarantors, as the case may be, provided, however, that if any such lien or charge shall have been filed, the Issuer or the Guarantors, as the case may be, shall be prosecuting an appeal or proceedings for review with respect to which it shall have secured a stay in the enforcement of any such lien or charge;

(G)

any mortgage, charge, lien, security interest or encumbrance the validity of which is being contested at the time by the Issuer or the Guarantors in good faith or payment of which has been provided for by deposit with the Trustee of an amount in cash sufficient to pay the same in full;

(H)

liens and privileges arising out of judgments or awards with respect to which the Issuer or the Guarantors shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(I)

liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such person in ordinary course of business;

(J)

liens created by us under or in connection with or arising out of a currency, interest rate or commodity agreement or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of currency, interest rate or commodity agreements; or

(K)

any other liens of a nature similar to the foregoing which do not materially impair the use of the property subject thereto or the operation of the business of the Issuer or the Guarantors or the value of such property for the purpose of such business;

(viii)	liens on property of the Issuer or the Guarantors which, in aggregate, do not exceed fifteen percent (15%) of consolidated net assets of Emera and its consolidated subsidiaries;

(ix)	liens incurred in connection with development, pollution control, industrial revenue or similar financings; and

(x)

any refinancing, extensions, renewal, alteration, substitution or replacement (or successive refinancings, extensions, renewals, alterations, substitutions or replacements), in whole or in part, of any lien or similar interest referred to in the foregoing clauses (i) through (ix), provided the refinancing, extension, renewal, alteration, substitution or replacement of such lien or similar interest is limited to all or any part of the same property that secured the lien or similar interest refinanced, extended, renewed, altered, substituted or replaced (plus improvements on such property) and the principal amount of the obligations secured thereby is not thereby increased.

Consolidation, Merger, Conveyance or Transfer

The Indenture will limit the ability of the Issuer and the Guarantors to enter into mergers, consolidations or transfers of all of their respective assets. Accordingly, neither the Issuer nor the Guarantors will be permitted to consolidate or merge with any other entity or convey, transfer or lease all or substantially all of its assets or properties to any entity unless:

•

with respect to the Issuer or EUSHI, that entity is organized under the laws of the United States or any state thereof or the District of Columbia, Canada or any province or territory thereof, or Bermuda or The Cayman Islands; provided, however, that if that entity is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, that entity assumes obligations of the Issuer or EUSHI, as the case may be, to pay Additional Amounts, substituting the name of such successor jurisdiction for Canada in each place that Canada appears in “Additional Amounts” above;

•	that entity assumes the obligations of the Issuer, Emera or EUSHI, as applicable, under the Indenture;

•	after giving effect to the transaction, the Issuer, Emera or EUSHI, as applicable, is not in default under the Indenture; and

•	the Issuer, Emera or EUSHI, as applicable, delivers to the Trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

Provision of Financial Information

Regardless of whether Emera is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Emera to provide to the Trustee:

•

within 140 days after the end of the fiscal year, the information required to be contained in reports on Form 40-F or Form 20-F, as applicable, or any successor form, provided, however, that neither management’s report on internal control over financial reporting required by Section 13a-15(c) of the Exchange Act nor the annual disclosure of changes in internal control over financial reporting required by Section 13a-15(d) of the Exchange Act for foreign private issuers (which, for the avoidance of doubt, shall include the associated certifications of the principal executive and financial officers required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) shall be required to be included until Emera’s second annual report on Form 40-F or Form 20-F, as applicable, filed with the SEC; and

•

within 65 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form), containing the information which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Nova Scotia, including applicable securities laws and the rules of the Toronto Stock Exchange or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not Emera has any of our securities listed on such exchange.

Emera is a foreign private issuer eligible to use the Multi-Jurisdictional Disclosure System available to certain issuers incorporated pursuant to the laws of a Canadian province. As such, Emera is exempt from certain sections of the Exchange Act that U.S. issuers would otherwise be subject to, including the requirement to provide information statements or proxy statements that comply with U.S. securities laws and to file reports under Section 16 of the Exchange Act. For the avoidance of doubt, none of the above reporting requirements shall be construed to require such statements or reports that would not otherwise be required to be filed by foreign private issuers subject to the Multi-Jurisdictional Disclosure System.

Each such report, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements, provided, however, that Emera shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Nothing herein shall be construed to require the registered public accounting firm that prepares or issues the audit report for Emera to attest to, and report on, the assessment made by the management of Emera pursuant to the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, unless otherwise required by the Exchange Act.

Event Risk

Except for the limitations described above under the subsection “—Limitation on Liens,” neither the Indenture, the Guarantees nor the Notes will afford holders of the Notes of either series protection in the event of a highly leveraged transaction involving the Issuer, Emera or EUSHI, as applicable, or will contain any restrictions on the amount of additional indebtedness that the Issuer, Emera or EUSHI, as applicable, may incur.

Definitions

“Capital Lease Obligations” means the obligation of a Person, as lessee, to pay rent or other amounts to the lessor under a lease of real or personal property which is required to be classified and accounted for as a capital lease on a consolidated balance sheet of such Person in accordance with Generally Accepted Accounting Principles;

“Common Shares” means shares of any class or classes of the share capital of a corporation or Securities representing ownership interests in any Person other than a corporation, the rights of the Holders of which to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other Person are not restricted to a fixed sum or to a fixed sum plus accrued dividends or other periodic distributions;

“Financial Instrument Obligations” means obligations arising under

(i)

interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time (excluding obligations which are considered to be Indebtedness of such Person by virtue of any provision of the definition of Indebtedness other than clause (ii) thereof);

(ii)

currency swap agreements, cross currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(iii)

commodity swap agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time;

“Generally Accepted Accounting Principles” means, as at any date of determination, generally accepted accounting principles in effect in the United States at such date;

“Indebtedness” means, with respect to any Person, without duplication,

(i)

all obligations of such Person for borrowed money, including obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit and other financial instruments;

(ii)	all Financial Instrument Obligations;

(iii)	all obligations issued or assumed by such Person in connection with the acquisition of property in respect of the deferred purchase price of property;

(iv)	all Capital Lease Obligations and Purchase Money Obligations of such Person, and

(v)

all obligations of the type referred to in clauses (i) through (iv) of this definition of another Person, the payment of which such Person has guaranteed or for which such Person is responsible or liable, provided that obligations of such Person or of another Person of the type referred to in clauses (i) through (iii) of this definition shall exclude trade accounts payable, dividends and other distributions payable to shareholders, future income taxes, obligations in respect of Preferred Shares, accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested by such Person or such other Person in good faith, and non-monetary obligations in respect of performance guarantees;

“Non-Recourse Debt” means any Indebtedness incurred to finance or refinance the creation, development, design, engineering, procurement, construction, servicing, management, operation, ownership and/or acquisition of any project or asset and any increases in or extensions, renewals or refunding of any such Indebtedness in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower has or have no recourse whatsoever to any of the Issuer, Emera or EUSHI for the repayment of that Indebtedness other than:

(i)

recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

(ii)

recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by the Issuer, Emera or EUSHI, as applicable, over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to the Issuer, Emera or EUSHI, as applicable, is limited solely to the amount of any recoveries made on any such enforcement; and/ or

(iii)

recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Person” means an individual, a corporation, a partnership, a trustee or an unincorporated organization; and pronouns have a similarly extended meaning;

“Preferred Shares” means

(i)	Securities which on the date of issue thereof by a Person

(a)	have a term to maturity of more than 30 years,

(b)	rank subordinate to the unsecured and unsubordinated Indebtedness of such Person outstanding on such date,

(c)	entitle such Person to satisfy the obligation to pay the principal thereof from the proceeds of the issuance of Common Shares;

(d)	entitle such Person to defer the payment of interest thereon for more than 4 years without thereby causing an event of default to occur,

(e)	entitle such Person to satisfy the obligation to make payments of interest thereon from the proceeds of the issuance of Common Shares, and

(ii)	shares of any class of the share capital of a corporation or Securities representing ownership interests in any Person other than a corporation which, in either case, are not Common Shares;

“Purchase Money Mortgage” means any mortgage, pledge, charge, security interest or other encumbrance created, issued or assumed by the Issuer or the Guarantors to secure a Purchase Money Obligation; provided that such mortgage, pledge, charge, security interest or other encumbrance is limited to the property (including the rights associated therewith) acquired, constructed, installed or improved in connection with such Purchase Money Obligation;

“Purchase Money Obligation” means Indebtedness of the Issuer or the Guarantors incurred or assumed to finance the purchase price, in whole or in part, of any property or incurred to finance the cost, in whole or in part, of construction or installation of or improvements to any property; provided that such Indebtedness is incurred or assumed substantially concurrently with the purchase of such property or the completion of such construction, installation or improvements, as the case may be, and includes any extension, renewal or refunding of any such Indebtedness so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased; and

“Securities” means any stock, shares, units, installment receipts, voting trust certificates, bonds, debentures, notes, other evidences of indebtedness, or other documents or instruments commonly known as securities or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe for, purchase or acquire any of the foregoing.

Mandatory Redemption; Sinking Fund

Neither the Issuer nor the Guarantors will be required to make mandatory redemption or sinking fund payments with payments respect to the Notes.

Modification of the Indenture

Amendments of the Indenture and the Notes of either series may be made by the Issuer, the Guarantors and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Notes of such series affected thereby; provided, however, that no such amendment may, without the consent of the holder of the Notes of the applicable series affected thereby:

•	extend the final maturity of the principal of the Notes of the applicable series;

•	reduce the principal amount of the Notes of the applicable series;

•	reduce the rate or extend the time of payment of interest, including default interest, on the Notes of the applicable series;

•	reduce any amount payable on redemption of the Notes of the applicable series;

•	change the currency in which the principal of, premium, if any, or interest, on the Notes of the applicable series is payable;

•	waive a continuing default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes of the applicable series;

•	impair the right to institute suit for the enforcement of any payment on the Notes of the applicable series when due; or

•	make any change in the percentage in principal amount of the Notes of the applicable series, the consent of the holders of which is required for any such amendment.

Without the consent of any holder of outstanding Notes of a series, the Issuer, the Guarantors and the Trustee may amend the Indenture and the Notes of such series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of the Issuer, EUSHI or Emera, as applicable, under the Indenture;

•	provide for uncertificated Notes of such series in addition to or in place of Certificated Notes;

•	provide for the issuance of new Notes of such series and related guarantees or Additional Notes of such series in accordance with the Indenture;

•	effect or maintain, or otherwise comply with the requirements of the Commission in connection with, the qualification of the Indenture under the Trust Indenture Act;

•	secure all or any of the Notes of such series, to the extent otherwise permitted by the Indenture;

•	add to the covenants of the Issuer or the Guarantors or events of default for the benefit of the holders or surrender any right or power conferred upon the Issuer or the Guarantors;

•	effect any provision of the Indenture;

•

conform the text of the Indenture or the Notes of such series to the “Description of the Notes” set forth in this prospectus supplement to the extent such provision in the “Description of the Notes” was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the Notes of such series; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding Notes of such series.

The holders of a majority in principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of the applicable series, waive compliance with any covenant or any past default under the

Indenture with respect to the Notes of the applicable series, except a default in the payment of the principal of, premium, if any, or interest on any Note of the applicable series or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding Note of the applicable series affected.

It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture requiring consent of the holders of a series of Notes becomes effective, the Issuer will deliver to the holders of such series and the Trustee a notice briefly describing such amendment or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

The Indenture will provide, with respect to either series of Notes, that any of the following events constitutes an Event of Default:

(1)	the Issuer defaults in the payment of any interest on any Note of that series that becomes due and payable and the default continues for 30 days;

(2)	the Issuer defaults in the payment of principal of or premium, if any, on any Note of that series when due at its maturity, upon redemption, upon acceleration or otherwise;

(3)

the Issuer, Emera or EUSHI, as applicable, defaults in the performance of or breaches any other covenant or warranty in the Indenture or the Notes of that series and such default or breach continues for a period of 90 days after written notice of such default or breach has been given to the Issuer, Emera and EUSHI, as applicable, from the Trustee or to the Issuer, Emera, EUSHI, as applicable, and the Trustee from the holders of at least 25% in principal amount of the outstanding Notes of that series;

(4)

Indebtedness (as defined in the Indenture) of the Issuer, Emera or EUSHI, as applicable, is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds in the aggregate the greater of US$800,000,000 and 3% of Emera’s consolidated net assets;

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer, Emera or EUSHI; and

(6)

any guarantee related to the Notes of such series ceases to be in full force and effect (other than in accordance with the terms of such guarantee) or Emera or EUSHI denies or disaffirms its obligations under its respective Guarantee.

If an Event of Default (other than one described in clause (5) above) occurs and is continuing with respect to a series of Notes, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series declare the principal of, premium, if any, and accrued and unpaid interest on those Notes to be due and payable immediately. If any Event of Default described in clause (5) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes of such series will be automatically due and payable immediately, without any declaration, notice or other act on the part of the Trustee or any holder. However, any time after an acceleration with respect to the Notes of either series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding Notes of that series may, under some circumstances, rescind and annul such acceleration. The majority-holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the Notes of that series.

The Trustee will be entitled to receive reasonable indemnification satisfactory to it from the holders of the Notes of the applicable series before the Trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the Trustee’s duty to act with the required standard of care during a default.

The holders of a majority in principal amount of the outstanding Notes of a series may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the Trustee with respect to such series; or

•	the exercise of any trust or power conferred on the Trustee with respect to such series.

This right of the holders of the Notes is, however, subject to the provisions in the Indenture providing for the indemnification of the Trustee and other specified limitations. In general, the holders of Notes of either series may institute an action against the Issuer or the Guarantors or any other obligor under the Notes only if the following four conditions are fulfilled:

•	the holder previously has given to the Trustee written notice of default and the default continues;

•

the holders of at least 25% in principal amount of the Notes of such series then outstanding have both requested the Trustee to institute such action and offered the Trustee reasonable indemnity satisfactory to it;

•	the Trustee has not instituted this action within 60 days of receipt of such request and the furnishing of such indemnity; and

•	the Trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the Notes of that series then outstanding.

The above four conditions do not apply to actions by holders of the Notes against the Issuer or the Guarantors or any other obligor under the Notes for payment of principal of, premium, if any, or interest on or after the due date.

The Indenture will contain a covenant that the Issuer, the Guarantors and any other obligor under the Notes will file annually with the Trustee a statement by an officer as to whether or not the Issuer or the Guarantors, as the case may be, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults, provided, however, that a failure to deliver such statement of a default shall not constitute a default under the Indenture, if such default is remedied within any applicable cure period.

Discharge, Legal Defeasance and Covenant Defeasance

The Issuer may discharge or defease its obligations under the Indenture with respect to a series of the Notes as set forth below.

Under terms specified in the Indenture, the Issuer may discharge certain obligations to holders of a series of the Notes that have not already been delivered to the Trustee for cancellation. The Notes of such series must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

The Issuer may discharge the Notes of such series by, among other things, irrevocably depositing an amount certified to be sufficient to pay at final maturity, or upon redemption, the principal, premium, if any, and interest on the Notes of the applicable series. The Issuer may make the deposit in cash, U.S. Government Obligations, or a combination thereof, as defined in the Indenture.

The Issuer may terminate all its obligations under the Notes of either series and the Indenture (as it applies to such series) at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes of either series, to replace mutilated, destroyed, lost or stolen Notes of either series and to maintain a registrar and paying agent in respect of the Notes of either series. This is referred to as “legal defeasance.” If the Issuer exercises its legal defeasance option with respect to Notes of a particular series, the Guarantees in effect at such time will terminate with respect to the Notes of such series.

Under terms specified in the Indenture, the Issuer and the Guarantors may be released with respect to any outstanding Notes of a series from the obligations imposed by the sections of the Indenture that contain the covenants described above under “—Guarantees,” “—Covenants—Limitation on Liens” and “—Covenants—Consolidation, merger, conveyance or transfer.” In that case, the Issuer and the Guarantors would no longer be required to comply with these sections without the creation of an Event of Default under the Notes. This is typically referred to as “covenant defeasance.” If the Issuer exercises the covenant defeasance option with respect to the Notes of a series, the Guarantees of the Notes of the applicable series in effect at the time will terminate. The Issuer may exercise the legal defeasance option notwithstanding the prior exercise of the covenant defeasance option.

Legal defeasance or covenant defeasance with respect to the Notes of a series may be effected by the Issuer only if, among other things:

•

the Issuer irrevocably deposits with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at final maturity or upon redemption the principal of, premium, if any, and interest on all outstanding Notes of the applicable series; and

•

the Issuer delivers to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance. This opinion must further state that these beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the Indenture.

Payments on the Notes; Paying Agent and Registrar

The Issuer will pay principal of, premium, if any, and interest on any Notes of each series issued in certificated form (“Certificated Notes”) at the office or agency we designate in The City of New York, except that the Issuer may pay interest on any Certificated Notes either at the corporate trust office of the trustee in The City of New York or, at the Issuer’s option, by check mailed to holders of the Notes of each series at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any Certificated Notes has given wire transfer instructions in accordance with the Indenture, the Issuer will make all payments on those Notes by wire transfer.

The Issuer has initially designated the Trustee, at its corporate trust office in The City of New York, to act as the Issuer’s paying agent and registrar. The Issuer may, however, change the paying agent or registrar without prior notice to the holders of the Notes of either series, and the Issuer or any of the Issuer’s subsidiaries may act as paying agent or registrar.

The Issuer will pay principal of, premium, if any, and interest on, any Note of such series in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

The Issuer will pay principal of, premium, if any, and interest on the Notes of each series in U.S. dollars.

Transfer and Exchange

A holder of Notes of either series may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuer may require a holder or beneficial owner to pay a sum sufficient to cover any transfer tax or other similar governmental charge or other fee required by law.

The Issuer will not be required to transfer or exchange any Note of a series selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note of such series for a period of 15 days before sending a notice of redemption. The registered holder of a Note of such series will be treated as the owner of it for all purposes.

Consent to Jurisdiction and Service

Under the Indenture, Emera will irrevocably appoint the Issuer as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture, the Notes of each series and the Guarantees and for actions brought under federal or state securities laws brought in any Federal or state court located in The City of New York, and has submitted to such non-exclusive jurisdiction.

Governing Law

The Indenture, the Notes of each series and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

Prior to default, the Trustee will perform only those duties specifically set forth in the Indenture. After default, the Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity.

Because Equiniti Trust Company, LLC will be the Trustee under the Indenture, it may be required to resign as Trustee under the Indenture if there is an Event of Default under the Indenture.

The Issuer may appoint an alternative Trustee for the Notes.

Book-Entry Issuance

Global Securities

The Notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the Notes of each series, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes of either series. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the Trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase Notes of either series through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for such Notes on DTC’s records. When you actually purchase the Notes of either series, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of such Notes. DTC’s records will show only the identity of the direct participant and the amount of the applicable series of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The Trustee will wire payments on the Notes to DTC’s nominee. The Trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the Trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the Trustee or our company.

Notes of the applicable series represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the Notes of the applicable series.

If the global security is exchanged for certificated securities, the Trustee will keep the registration books for the Notes at its corporate trust office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the Notes of the applicable series sold outside of the United States of America and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When Notes of the applicable series are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes of the applicable series will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Notes of the applicable series to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one Business Day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer such Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL INCOME TAX CONSIDERATIONS

Each of the summaries under this section “Material Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the United States federal tax consequences or Canadian tax consequences to any particular holder. Accordingly, prospective purchasers are urged to consult their own tax advisors with respect to the United States federal tax consequences or Canadian tax consequences relevant to them, having regard to their particular circumstances.

Material U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that meet both of the following conditions:

•

they are purchased by those initial holders who purchase Notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all aspects of U.S. federal income taxes and does not deal with all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the Notes;

•	persons holding Notes as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to any special tax accounting rules under Section 451 of the Code;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a Note that is a taxable disposition, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the Note, which will generally equal the cost of the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the Internal Revenue Service (“IRS”) in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or who is (or may become while holding Notes) a former citizen or resident of the United States. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal and, interest and premium on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding, provided that, in the case of interest:

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Issuer through stock ownership; and

•

the Non-U.S. Holder certifies on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to Notes that are held through non-U.S. intermediaries.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Notes to such Non-U.S. Holder will generally be subject to 30% U.S. federal withholding, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty and complies with any other applicable procedures. See the discussion below under “FATCA” regarding withholding on interest under the FATCA rules.

Sale, Exchange or Retirement of the Notes

A Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such Note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will generally be treated as described above under “Payments on the Notes.” See the discussion below under “FATCA” regarding withholding under the FATCA rules on gross proceeds of the sale, exchange or retirement of the Notes.

Non-U.S. Holder Engaged in a U.S. Trade or Business

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including, in the case of a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the Notes.

Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA

Provisions in the Code and the U.S. Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the Notes and to payments of gross proceeds of the sale, exchange or retirement of the Notes. However, under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Non-U.S. Holders, and U.S. Holders holding Notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the Notes.

Material Canadian Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Tax Act generally applicable to a purchaser who acquires notes, including entitlement to all payments thereunder, as a beneficial owner pursuant to this offering and who, at all relevant times, for purposes of the application of the Tax Act, (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with the Issuer and the Guarantors, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the notes; (3) does not use or hold the notes in a business carried on in Canada; (4) is not a “specified non-resident shareholder” of Emera for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of Subsection 18(5) of the Tax Act) of Emera; and (5) is not an entity in respect of which Emera is a “specified entity” (as defined in the Tax Act) and is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the notes (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Tax Act (the “January 29 Proposals”) that would, if enacted in the form proposed, amend certain “hybrid mismatch” provisions of the Tax Act and introduce other consequential amendments. This summary does not take into account the January 29 Proposals, but otherwise takes into account all other specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice of the CRA whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of notes should consult their own tax advisors having regard to their own particular circumstances.

No Canadian withholding tax will apply to interest, principal and premium, if any, paid or credited to a Non-Canadian Holder by the Issuer or the Guarantors on a note or to the proceeds received by a Non-Canadian Holder on the disposition of a note including a redemption, payment on maturity or repurchase.

No other Canadian tax on income or gains will be payable by a Non-Canadian Holder on interest, principal or premium, if any, paid or credited to a Non-Canadian Holder by the Issuer or the Guarantors on a note or on the proceeds received by a Non-Canadian Holder on the disposition of a note including a redemption, payment on maturity or repurchase.

UNDERWRITING

Morgan Stanley & Co LLC and J.P. Morgan Securities LLC are acting as representatives (the “Representatives”) of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Morgan Stanley & Co. LLC	US$	US$
J.P. Morgan Securities LLC

Total	US$	US$

The underwriters are offering the Notes subject to prior sale, when, as and if issued and accepted by them, subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to cancel, reject or modify an order of Notes in whole or in part.

The underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed    % of the principal amount of the 20     Notes and at the public offering price less a concession not to exceed    % of the principal amount of the 20    Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the 20    Notes and a concession not to exceed    % of the principal amount of the 20    Notes. After the initial offering of the Notes to the public, the underwriters may change the public offering price, concessions and other selling terms.

In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. There will be no obligation on the underwriters to engage in these activities.

The Notes are a new issue of securities and no established trading market for the Notes exists. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. We have been advised that the underwriters intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The following table shows the underwriting discounts that we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Issuer
Per 20 Note	%
Per 20 Note	%

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be US$     million.

The underwriters or their respective affiliates perform and have performed commercial banking, investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge that exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our affiliates’ securities, including potentially the Notes offered hereby. Any of these credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the    business day following the date of pricing of the Notes (this settlement cycle being herein referred to as “T+    ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in (a) Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA and as amended or (b) paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to Prospective Investors in Japan

This offering of the Notes has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”).

Accordingly, the Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold the Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

Notice to Prospective Investors in the Republic of Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(a)

to qualified investors (investitori qualificati), as defined pursuant to Article 2 of the Prospectus Regulation and any applicable provision of Legislative Decree No. 58 of 24 February, 1998, as amended (the Financial Services Act) and Italian CONSOB regulations; or

(b)

in other circumstances which are exempted from the rules on public offerings pursuant to Article 1 of the Prospectus Regulation, Article 34-ter of Regulation No. 11971 of 14 May 1999, as amended from time to time (Regulation No. 11971), and the applicable Italian laws.

Any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must:

(i)

be made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February, 2018 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act); and

(ii)

comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including the reporting requirements, where applicable, pursuant to Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the Foreign Exchange Transaction Law (the “FETL”). The Notes have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the Notes. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Taiwan

The Notes have not and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre and the Abu Dhabi Global Market) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre and the Abu Dhabi Global Market) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Dubai Financial Services Authority or the Abu Dhabi Global Market.

LEGAL MATTERS

The validity of the Notes and the related Guarantees will be passed upon on behalf of Emera by Brian C. Curry, Corporate Secretary of Emera, and on behalf of the Issuer and the Guarantors by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to this offering will be passed upon on behalf of the underwriters by Hunton Andrews Kurth LLP, New York, New York, and by Stikeman Elliott LLP, Toronto, Ontario.

EXPERTS

The consolidated financial statements of Emera appearing in Emera’s Form 40-F for the year ended December 31, 2025, have been audited by Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

New Issue	March 4, 2026

EUSHI FINANCE, INC.

EMERA US FINANCE, LLC

US$2,250,000,000

EUSHI Finance, Inc.

Emera US Finance, LLC

Debt Securities

Guaranteed by Emera Incorporated and

Emera US Holdings Inc.

Each of EUSHI Finance, Inc., a Delaware corporation (“EUSHI Finance”) and Emera US Finance, LLC, a Delaware corporation (“Emera Finance”, each, an “Issuer”) may from time to time offer and issue one or more series of senior and/or subordinated unsecured debt securities (the “Debt Securities”), in an aggregate principal amount of up to US$2,250,000,000 (or the equivalent in other currencies) or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate issue price of US$2,250,000,000 (or the equivalent in other currencies), during the 36-month period that this short form base shelf prospectus, including any further amendments hereto, remains valid. The Debt Securities will be senior and/or subordinated unsecured obligations of the applicable Issuer and will be guaranteed on a senior and/or subordinated, unsecured basis, jointly and severally (the “Guarantees”), by Emera Incorporated, a Nova Scotia company (“Emera”) and its subsidiary, Emera US Holdings Inc., a Delaware corporation (“EUSHI”, and together with Emera, the “Guarantors”). EUSHI is an indirect wholly-owned subsidiary of Emera, Emera Finance is an indirect wholly-owned subsidiary of Emera and EUSHI Finance is a direct, wholly-owned subsidiary of EUSHI. All references to “Debt Securities” in this prospectus shall include the related Guarantees by the Guarantors.

The applicable Issuer will provide the specific terms of the Debt Securities in respect of which this prospectus is being delivered in applicable prospectus supplements and may include, where applicable, the specific designation, aggregate principal amount, currency, maturity, interest provisions, authorized denominations, offering price, any terms for redemption at our option or at the option of the holder and any other specific terms. You should read this prospectus and any applicable prospectus supplements carefully before you invest. Debt Securities may consist of debentures, notes or other types of debt and may be issuable in series. This prospectus may not be used to offer Debt Securities unless accompanied by a prospectus supplement. Our intended use for any net proceeds that we expect to receive from the issue of Debt Securities will be set forth in a prospectus supplement.

Investing in the Debt Securities is subject to certain risks. See the “Risk Factors” section on page 10 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus and the accompanying prospectus supplement before making a decision to invest in our securities.

All information permitted under applicable securities laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be deemed to be incorporated by reference into this prospectus as of the date of the prospectus supplement and only for the purposes of the distribution of the Debt Securities to which the prospectus supplement pertains.

Emera’s principal executive office is located at 5151 Terminal Road, Halifax, Nova Scotia, Canada B3J 1A1. EUSHI Finance’s head office is located at 37 Route 236, Kittery Properties Suite 101, Kittery, Maine, United States 03904. Emera Finance’s head office is located at 3600 Midtown Drive, Tampa, Florida, United States 33607.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements of Emera and its consolidated subsidiaries included or incorporated by reference in this prospectus have been prepared in accordance with U.S. Generally Accepted Account Principles (“GAAP”). Our financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). Ernst & Young LLP, Emera’s independent registered public accounting firm, has advised that they comply with the auditor independence rules of the U.S. Securities and Exchange Commission (the “SEC”) and the requirements of the PCAOB.

Owning the Debt Securities may have tax consequences in both the United States and Canada. You should consult your own tax advisor with respect to your own particular circumstances and read the tax discussion in this prospectus and any applicable prospectus supplement.

The ability of investors to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Emera is incorporated under the laws of Nova Scotia, some of the officers and directors of Emera, EUSHI, EUSHI Finance and Emera Finance and some of the experts named in this prospectus and the documents incorporated by reference herein are non-U.S. residents, and some of our assets and some of the assets of those officers, directors and experts are located outside of the United States.

Unless otherwise specified in an applicable prospectus supplement, the Debt Securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. There may be no market through which the Debt Securities may be sold and purchasers may not be able to resell the Debt Securities purchased under this prospectus. This may affect the pricing of the Debt Securities in the secondary market, the transparency and availability of trading prices and the liquidity of the Debt Securities. See the “Risk Factors” section of this prospectus.

Prospective investors should be aware that, during any period in which offers and sales of Debt Securities are being made, the registrants or their respective affiliates, directly or indirectly, may bid for or make purchases of the Debt Securities or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

THESE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABOUT THIS PROSPECTUS

Unless otherwise indicated by the context, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, EUSHI Finance, Inc., Emera US Finance, LLC and Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to EUSHI Finance Inc. or Emera US Finance, LLC, as the context requires, (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

This prospectus is part of the joint registration statement on Forms F-10 and F-3 relating to the Debt Securities that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this “shelf” registration process, we may, from time to time, sell any combination of Debt Securities in one or more offerings up to an aggregate principal amount of US$2,250,000,000. This prospectus provides you with a general description of the Debt Securities that we may offer. Each time we sell Debt Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms, including the applicable Issuer, of that offering of Debt Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Debt Securities.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will only offer Debt Securities in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Emera is a reporting issuer in Canada, and as such Emera is subject to continuous disclosure and other obligations applicable to Canadian reporting issuers under applicable Canadian provincial securities laws. Emera files annual and quarterly reports, management’s discussion and analysis, management information circulars, annual information forms and other information with the various securities commissions or other securities regulatory authorities in the provinces of Canada (the “CSA”). The filings that Emera makes with the CSA may be retrieved, accessed and printed, free of charge, through SEDAR+, the secure web-based system used by all market participants to file, disclose and search for information in Canada’s capital markets maintained on behalf of the CSA. The URL of that website is http://www.sedarplus.ca. In addition, the SEC maintains an Internet site at http://www.sec.gov (“EDGAR”) that contains reports, proxy and information statements and other information Emera has filed or furnished electronically with the SEC. Emera also makes this and other information available on its corporate website at http://www.emera.com. The information found on its corporate website and the information that it files on SEDAR+ or files or furnishes on EDGAR does not, except as specifically set forth below, form part of this prospectus and is not incorporated by reference herein.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Emera is a company incorporated under and governed by the Companies Act (Nova Scotia). Some of the directors and officers of Emera, EUSHI, EUSHI Finance and Emera Finance, as well as certain of the experts named in this prospectus and the documents incorporated by reference into this prospectus, are non-U.S. residents and all or a substantial portion of their assets and a substantial portion of Emera’s assets are located outside of the United States. It may be difficult for holders of Debt Securities to effect service within the United States upon the directors and officers of Emera, EUSHI, EUSHI Finance and Emera Finance and the experts named in this prospectus and any documents incorporated by reference into this prospectus who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under United States federal securities laws. While we believe that a monetary judgment of a United States court predicated solely upon civil liability under United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes, we cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

Each of EUSHI and EUSHI Finance is a corporation formed under the laws of the State of Delaware.

Emera Finance is a limited liability company formed under the laws of the State of Delaware.

Each Issuer, EUSHI, and certain of the directors and officers of the Issuers and the Guarantors, reside outside of Canada. These individuals and entities have appointed Emera, as their agent for service of process in Canada:

Name of Person	Name and Address of Agent
Jeffrey Chronister John Cochrane Paula Gold-Williams Kent M. Harvey David Nicholson Valerie Strickland Carla Tully	Emera Incorporated 5151 Terminal Road Halifax NS Canada B3J 1A1 (902) 233-4084

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the person has appointed an agent for service of process in Canada.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

•	Emera’s Annual Information Form dated February 23, 2026 for the year ended December 31, 2025, filed as Exhibit 99.1 to Emera’s Form 40-F filed on February 23, 2026;

•	Emera’s Management’s Discussion and Analysis for the year ended December 31, 2025, filed as Exhibit 99.2 to Emera’s Form 40-F filed on February 23, 2026;

•

Emera’s Audited Consolidated Financial Statements for the years ended December 31, 2025 and December 31, 2024 and the accompanying auditor’s report thereon, filed as Exhibit 99.3 to Emera’s Form 40-F filed on February 23, 2026;

•	Emera’s Management Information Circular distributed in connection with Emera’s annual meeting of shareholders held on May 22, 2025, furnished as Exhibit 99.5 to Emera’s Form 6-K dated April 8, 2025.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed or furnished document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference in this prospectus, including any material change reports (excluding confidential material change reports), unaudited interim consolidated financial statements, annual consolidated financial statements and the auditors’ report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports filed by us with the securities commissions or similar authorities in Canada subsequent to the date of this prospectus shall be deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document or information filed with or furnished to the SEC on Form 6-K should be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part if the Form 6-K expressly so states.

A prospectus supplement containing the specific terms of any Debt Securities will be deemed to be incorporated into this prospectus for the purposes of securities legislation as of the date of such prospectus supplement, but only for the purposes of the distribution of the Debt Securities to which such prospectus supplement pertains.

Copies of Emera’s documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Emera at 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 (telephone

902-233-4084). These documents are also available through the internet on Emera’s website at www.emera.com or on SEDAR+ which can be accessed at www.sedarplus.ca. These documents are also available through the internet on EDGAR, which can be accessed at www.sec.gov. The information contained on, or accessible through, any of these websites is not incorporated by reference into this prospectus and is not, and should not be considered to be, a part of this prospectus, unless it is explicitly so incorporated.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities Canadian and US securities laws, including the United States Private Securities Litigation Reform Act of 1995 laws (collectively, “forward-looking information”). The words “anticipates,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “targets,” “will,” “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. References to “Emera” in this section include references to the subsidiaries of Emera.

The forward-looking information in this prospectus, including the documents incorporated herein by reference, includes statements which reflect the current view of Emera’s management with respect to Emera’s expectations regarding future growth, results of operations, performance, earnings, capital investment, sales volumes, recovery of costs, timing of regulatory decisions, the expected timing and outcome of the pending sale of New Mexico Gas Company, Inc., the scope of the cybersecurity incident (the “Cybersecurity Incident”) involving unauthorized access into certain parts of the Company’s Canadian network and its expected impact on the Company’s financial position and results of operations, IT systems restoration, insurance recoveries, and business continuity processes as well as other matters relating to the Cybersecurity Incident, business prospects and opportunities. The forward-looking information reflects management’s current beliefs and is based on information currently available to Emera’s management and should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the time(s) at which, such events, performance or results will be achieved. All such forward-looking information in this prospectus is provided pursuant to safe harbor provisions contained in applicable securities laws.

The forward-looking information in this prospectus, including the documents incorporated by reference, is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ from current expectations are discussed in the “Business Overview and Outlook” section of Emera Incorporated Management’s Discussion and Analysis for the for the year ended December 31, 2025, filed as Exhibit 99.2 to Emera’s Form 40-F filed on February 23, 2026 and may also include, without limits, statements regarding: Emera’s revenue, earnings and cash flow; the growth and diversification of Emera’s business and earnings base; future annual net income and dividend growth; expansion of Emera’s business; the expected compliance by Emera with the regulation of its operations; the expected timing of regulatory decisions; forecasted capital investments; the nature, timing and costs associated with certain capital projects; the expected impact on Emera of challenges in the global economy; potential impacts of trade disputes and tariffs; estimated energy consumption rates; expectations related to annual operating cash flows; the expectation that Emera will continue to have reasonable access to capital in the near to medium term; expected debt maturities, repayments and renewals; expectations about increases in interest expense and/or fees associated with debt securities and credit facilities; no material adverse credit rating actions expected in the near term; the successful development of relationships with various stakeholders, the impact of currency fluctuations; expected changes in electricity rates; and the impacts of planned investment by the industry of gas transportation infrastructure within the United States.

The forecasts and projections that make up the forward-looking information are based on reasonable assumptions which include, but are not limited to: the receipt of applicable regulatory approvals and requested rate decisions; no significant operational disruptions or environmental liability due to a catastrophic event or environmental upset caused by severe weather or global climate change, other acts of nature or other major events; seasonal weather patterns remaining stable; no significant cyber or physical attacks or disruptions to Emera’s systems (other than the Cybersecurity Incident); the continued ability to maintain transmission and distribution systems to ensure their continued performance; continued investment in renewable energy generation; continued natural gas activity; no severe and/or prolonged downturn in economic conditions;

sufficient liquidity and capital resources; the continued ability to hedge exposures to fluctuations in interest rates, foreign exchange rates and commodity prices; no significant variability in interest rates; expectations regarding the nature, timing and costs of capital investments of Emera and its subsidiaries; expectations regarding rate base growth; the continued competitiveness of electricity pricing when compared with other alternative sources of energy; the continued availability of commodity supply; the absence of significant changes in government energy plans and environmental laws and regulations that may materially affect Emera’s operations and cash flows; maintenance of adequate insurance coverage; the ability to obtain and maintain licenses and permits; no material decrease in market energy sales prices; favorable labor relations; and sufficient human resources to deliver service and execute Emera’s capital investment plan.

Readers are cautioned not to place undue reliance on forward-looking information as actual results could differ materially from the plans, expectations, estimates or intentions and statements expressed in the forward-looking information. All forward-looking information in this prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, Emera undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

FINANCIAL INFORMATION AND CURRENCY

The financial statements of Emera and its consolidated subsidiaries included or incorporated by reference in this prospectus have been prepared in accordance with U.S. GAAP. Our financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

All currency amounts in this prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “CAD$” are to Canadian dollars. References to “US$” are to United States dollars. On March 3, 2026, the daily exchange rate for the United States dollar, expressed in Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.3684.

BUSINESS

Emera was incorporated in the Province of Nova Scotia in 1998 and is the direct or indirect owner of all of the shares in EUSHI. Emera’s principal executive office is located at 5151 Terminal Road, P.O. Box 910, Halifax, NS B3J 1A1, Canada, and Emera’s telephone number is (902) 233-4084. Emera’s website address is www.emera.com. Material contained on Emera’s website is not part of and is not incorporated by reference in this prospectus.

EUSHI Finance is a Delaware corporation that was formed on May 20, 2016. EUSHI Finance is owned indirectly by Emera. EUSHI Finance was formed for the purpose of Emera’s intercompany financings and does not have any operations or assets other than interests in other financing-related entities, and it does not have any operating revenues.

Emera Finance is a Delaware limited liability company that was formed on February 10, 2026. Emera Finance is owned indirectly by Emera. Emera Finance was formed for the purpose of Emera’s intercompany financings and does not have any operations or assets other than interests in other financing-related entities, and it does not have any operating revenues.

EUSHI is a Delaware corporation that was incorporated on June 14, 2001. EUSHI is a direct and indirect, wholly owned subsidiary of Emera. EUSHI does not have any operations and serves as the holding company for certain of Emera’s assets located in the United States.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia, with approximately CAD$45 billion in assets as at December 31, 2025 and 2025 revenues of approximately CAD$8.8 billion. The company primarily invests in regulated electricity generation and electricity and gas transmission and distribution. Emera’s strategic focus continues to be safely delivering cleaner, affordable and reliable energy to its customers. Emera has investments in the United States, Canada and the Caribbean.

RISK FACTORS

Investing in the Debt Securities is subject to certain risks. Before purchasing Debt Securities, you should consider carefully the risk factors set forth under the heading “Risk Factors” in Emera’s annual information form, which is contained in Emera’s annual report on Form 40-F for the year ended December 31, 2025 (and our annual information forms for subsequent years), as well as the other information contained in and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described and incorporated by reference in the applicable prospectus supplement. If any of the events or developments discussed in these risks actually occur, our business, financial condition or results of operations or the value of the Debt Securities could be adversely affected.

GUARANTEED DEBT

As of December 31, 2025, Emera had $3.7 billion USD senior unsecured notes issued by Emera US Finance LP and junior subordinated notes issued by EUSHI Finance (collectively referred to as the “US Notes”) outstanding.

The US Notes are fully and unconditionally guaranteed, on a joint and several basis, and in the case of the fixed-to-fixed reset rate junior subordinated notes due 2054 and the fixed-to-fixed reset rate junior subordinated notes due 2056 only, on a joint, several and subordinated basis, by Emera and EUSHI (in such capacity, the “Guarantor Subsidiaries”). Emera owns, directly or indirectly, all of the limited and general partnership interests in Emera US Finance LP. EUSHI Finance is owned indirectly by Emera through EUSHI. Other subsidiaries of Emera do not guarantee the US Notes (such subsidiaries are referred to as the “Non-Guarantor Subsidiaries”); however, Emera has unrestricted access to the assets of consolidated entities. In compliance with Rule 13-01 of Regulation S-X, Emera is including summarized financial information for Emera, EUSHI, EUSHI Finance and Emera Finance, (together, the “Obligor Group”), on a combined basis after transactions and balances between the combined entities have been eliminated. Investments in and equity earnings of the Non-Guarantor Subsidiaries have been excluded from the summarized financial information.

The Obligor Group was not determined using geographic, service line or other similar criteria and, as a result, the summarized financial information includes portions of Emera’s domestic and international operations. Accordingly, this basis of presentation is not intended to present Emera’s financial condition or results of operations for any purpose other than to comply with the specific requirements for guarantor reporting.

Summarized Statement of Income

In millions of dollars	For the year ended December 31, 2025
Loss from operations	(145)

Net gains (1)	168

(1)	Includes $1,143 million in interest and dividend income, net, from non-guarantor subsidiaries.

Summarized Balance Sheet

In millions of dollars	As at December 31, 2025
Current assets (1)	373

Goodwill	5,580

Other assets (2)	5,259

Total assets (3)	11,212

Current liabilities (4)	1,587

Long-term liabilities (5)	11,293

Total liabilities	12,880

(1)	Includes $275 million in amounts due from non-guarantor subsidiaries.
(2)	Includes $4,714 million in amounts due from non-guarantor subsidiaries.
(3)	Excludes investments in non-guarantor subsidiaries. Emera’s total consolidated assets are $44,817 million.
(4)	Includes $206 million in amounts due from non-guarantor subsidiaries.
(5)	Includes $4,609 million in amounts due from non-guarantor subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement that accompanies this prospectus, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes including, without limitation, to repay existing indebtedness. We may invest funds that we do not immediately use in short-term marketable securities. We may from time to time offer Debt Securities and incur additional indebtedness other than through an offering under this prospectus and any applicable prospectus supplements.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of Emera, on a consolidated basis, since December 31, 2025. See “Use of Proceeds”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

This section describes certain general terms and provisions of the Debt Securities. We will provide the particular terms and provisions of a series of Debt Securities and a description of how the general terms and provisions described below apply to that series in a prospectus supplement. Thus, for a description of the terms of a particular series of Debt Securities, you must refer to both the applicable prospectus supplement relating to that series and the description of the Debt Securities contained in this prospectus.

We may issue senior or subordinated Debt Securities under, in the case of senior Debt Securities, one or more senior debt indentures to be entered into among the applicable Issuer, Emera, EUSHI and the applicable senior notes trustees (the “Senior Indentures”), and, in the case of subordinated Debt Securities, either (i) under an indenture, dated June 18, 2024, between EUSHI Finance, the Guarantors and Equiniti Trust Company, LLC (as may be amended and/or supplemented from time to time, the “EUSHI Finance Subordinated Indenture”) or (ii) one or more subordinated debt indentures to be entered into among the Emera Finance, the Guarantors and the applicable subordinated notes trustee (the “Emera Finance Subordinated Indenture”, and each subordinated indenture, a “Subordinated Indenture”, and together with the Senior Indentures, the “Indentures”). An indenture is a contract between a financial institution, acting on your behalf as trustee of the Debt Securities, and us.

The following description of the Indentures and the Debt Securities is a summary only. Please refer to the complete text of the provisions of the Debt Securities and the applicable Indenture, including the definition of certain terms in the applicable Indenture. It is the respective Indenture, and not this summary, that governs the rights of holders of Debt Securities. Capitalized terms that are used in this section and not defined have the meanings assigned to them in the Indenture. We have defined selected terms at the end of this section.

General

The Indentures provide that an unlimited amount of Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency; however, we may offer no more than US$2,250,000,000 (or the equivalent in non-U.S. Currency) aggregate principal amount of Debt Securities pursuant to this prospectus. The specific terms of any series of Debt Securities will be established at the time of issuance and will be described in the applicable prospectus supplement. These terms may include, but are not limited to, any of the following:

•	classification as senior or subordinated Debt Securities;

•

if the Debt Securities are subordinated, the aggregate amount of outstanding indebtedness as of a recent date, that is senior to the subordinate securities, and any limitation on the issuance of additional senior indebtedness;

•	the specific designation of the Debt Securities;

•	the identity of the issuer and guarantors, if applicable;

•	any limit on the aggregate principal amount of the Debt Securities;

•

the date or dates, if any, on which the Debt Securities will mature and the portion (if other than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of Maturity;

•

the rate or rates per annum (which may be fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Dates for any interest payable on the Debt Securities which are in registered form;

•

any mandatory or optional redemption or sinking fund provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed or purchased at our option or otherwise;

•	whether the Debt Securities will be issuable in the form of one or more registered global securities and if so the identity of the depository for such registered global securities;

•

each office or agency where the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the Debt Securities are denominated and/or in which the payment of the principal of and any premium and interest on the Debt Securities will or may be payable;

•	any index pursuant to which the amount of payments of principal of and any premium and interest on the Debt Securities will or may be determined;

•	any other terms of the Debt Securities, including covenants and additional Events of Default; and

•	the identity of the trustee for a particular series of Debt Securities.

The general provisions of the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders protection in the event of a highly leveraged or similar transaction involving Emera.

Under each Indenture, we may have the ability, in addition to the ability to issue Debt Securities with terms different from those of other Debt Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

Ranking and Other Indebtedness

We may issue under any senior debt indenture the Debt Securities that will constitute part of our senior debt. These senior Debt Securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt.

We may issue under the Subordinated Indenture the Debt Securities that will constitute part of our subordinated debt. These Debt Securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all of our “senior indebtedness.”

The Debt Securities will be fully and unconditionally guaranteed by the Guarantors, on a joint and several basis, and such guarantees will rank equally with each such Guarantor’s other senior and/or subordinated unsecured obligations, as applicable, and will effectively be subordinated to all existing and future liabilities of each such Guarantor’s subsidiaries (other than EUSHI Finance, Emera Finance and EUSHI).

Unless otherwise specified in an applicable prospectus supplement relating to a series of Debt Securities, the Indentures will not limit the amount of secured debt that Emera, EUSHI, EUSHI Finance and Emera Finance may incur, as applicable, and the Debt Securities will effectively be subordinated in right of payment to any secured debt Emera, EUSHI, EUSHI Finance and Emera Finance, may incur, as applicable, and to any of their respective secured obligations, in each case to the extent of the value of the collateral securing such debt or other obligations.

Form, Denomination, Exchange and Transfer

Debt Securities of a series may be issuable solely as registered Debt Securities issuable in denominations of US$2,000 and integral multiples of US$1,000 or in such other denominations as may be provided for by the terms of the Debt Securities of any particular series. The Indentures also provide that Debt Securities of a series may be issuable in global form, which are referred to as Global Securities.

Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

The Debt Securities may be presented for exchange as described above, and Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the trustee or at the office of any transfer agent designated by us for such purpose with respect to any series of Debt Securities. No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate one or more successor or additional transfer agents with respect to any series of Debt Securities and may from time to time rescind any such designation. We will be required to maintain a transfer agent in each Place of Payment for such series.

We shall not be required to:

•

issue, register the transfer of, or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or

•

issue, register the transfer of, or exchange any Debt Security which has been surrendered for repayment at the option of the holder except the portion, if any, of such Debt Security not to be so repaid.

Guarantees of Debt Securities

The Guarantors will fully and unconditionally guarantee, jointly and severally as primary obligors and not merely as sureties, on a senior and/or subordinated unsecured basis, the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of EUSHI Finance or Emera Finance, as applicable, under the Debt Securities, whether for payment of principal of, or premium or interest on the Debt Securities, Additional Amounts, indemnification or otherwise. Each guarantee from a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the guarantee, as it relates to that Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Events of Default

The Subordinated Indenture provides, with respect to any series of Outstanding Debt Securities thereunder, that the following shall constitute Events of Default:

(i)

default in the payment of any interest on the Debt Securities that becomes due and payable and the default continues for 60 days (whether or not such payment is prohibited by the subordination provisions applicable to the Debt Securities), except as the result of a deferral of interest payments in accordance with the provisions discussed in the Subordinated Indenture;

(ii)

default in the payment of principal of or premium, if any, on the Debt Securities when due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the Debt Securities), at its maturity, upon redemption, upon acceleration or otherwise;

(iii)

the applicable Issuer, Emera or EUSHI, as applicable, defaults in the performance of, or breaches any other covenant or warranty (excluding covenants and warranties solely applicable to one or more other series of subordinated debt securities issued under the Subordinated Indenture) in, the Subordinated Indenture or the Debt Securities and such default or breach continues for a period of 90 days after written notice of such default or breach has been given to the applicable Issuer, Emera and EUSHI, from the trustee or to the applicable Issuer, Emera, EUSHI, and the trustee from the holders of at least 25% in principal amount of the outstanding Debt Securities;

(iv)

Indebtedness (as defined in the Subordinated Indenture) of the applicable Issuer, Emera or EUSHI, as applicable, is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds in the aggregate the greater of US$800,000,000 and 3% of Emera’s consolidated net assets;

(v)	certain events of bankruptcy, insolvency or reorganization; and

(vi)

any Guarantee related to the Debt Securities ceases to be in full force and effect (other than in accordance with the terms of such guarantee) or Emera or EUSHI denies or disaffirms its obligations under its respective Guarantee.

The Senior Indenture provides, with respect to any series of Outstanding Debt Securities thereunder, that the following shall constitute Events of Default:

(i)	default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its Maturity, upon redemption, upon acceleration or otherwise;

(ii)	default in the payment of any interest on any Debt Security of that series when such interest becomes due and payable, and the default continues for 30 days;

(iii)	default in the deposit of any sinking fund payment, when the same becomes due by the terms of the Debt Securities of that series;

(iv)

default in the performance, or breach, of any other covenant or warranty of the Issuer or the Guarantors in the Indenture or the Debt Securities of that series and continuance of such default or breach for a period of 90 days after notice has been given;

(v)

indebtedness of the Issuer or the Guarantors is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds in the aggregate the greater of (i) $100,000,000 and (ii) 3% of Emera’s consolidated net assets;

(vi)	certain events of bankruptcy, insolvency or reorganization; and

(vii)

a Guarantee by a Guarantor of the Debt Securities of such series ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or Emera or EUSHI denies or disaffirms its obligations under such Guarantee.

No Event of Default provided with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

If an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization) with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount, premium, if any, of all of the outstanding Debt Securities of that series and any accrued but unpaid interest thereon to be due and payable immediately, by a notice in writing to the applicable Issuer and the Guarantors (and to the trustee if given by holders or other act on the part of the trustee or any holder), and upon any such declaration such principal amount (or specified portion thereof), premium, if any, and any accrued but unpaid interest thereon shall become immediately due and payable. If an Event of Default related to certain events of bankruptcy, insolvency or reorganization occurs, then the principal amount of all of the outstanding Debt Securities, premium, if any, and any accrued but unpaid interest thereon shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder.

Subject to the provisions of the Indentures relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indentures at the request or direction of any of the holders of Debt Securities of any series pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the outstanding Debt Securities of such affected series, the Guarantee in respect thereof, provided in each case: (i) such direction shall not be in conflict with any rule of law or with the terms of the applicable Indenture, (ii) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction, and (iii) the trustee need not take any action which might expose the trustee to personal liability or be unduly prejudicial to the holders of outstanding Debt Securities of such affected series not joining therein.

Modification and Waiver

We and the trustee (and any applicable Guarantor, solely in the case of supplemental indentures amending any covenant, right or power of such Guarantor under the applicable Indenture) may modify and amend the applicable Indenture with the consent of the holders of not less than a majority in principal amount of all Outstanding Debt Securities under the applicable Indenture that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, among other things:

•	extend the Stated Maturity of the principal of any of the Debt Securities of such series;

•	reduce the principal amount of any of the Debt Securities of such series;

•	reduce the rate or extend the time of payment of interest, including default interest, on any of the Debt Securities of such series;

•	reduce any amount payable on redemption of any of the Debt Securities of such series;

•	change the currency in which the principal of or premium, if any, or interest on any of the Debt Securities of such series is payable;

•

impair the right to institute suit for the enforcement of any payment of principal of or premium, if any, or interest on any Debt Security of such series, subject to certain terms of the applicable Indenture;

•	make any change in the percentage of principal amount of the Debt Securities of such series necessary to waive compliance with or to modify certain provisions of the applicable Indenture; or

•	waive a continuing Default or Event of Default in the payment of principal of or premium, if any, or interest on the Debt Securities of such series.

The holders of a majority in principal amount of Outstanding Debt Securities under the Indenture affected thereby have the right to waive compliance by us with certain covenants.

We and the trustee (and any applicable Guarantor solely in the case of supplemental indentures establishing the form or terms of any series of Debt Securities pursuant to the applicable Indenture, adding or evidencing the succession of a Guarantor or amending any covenant, right or power of such Guarantor under the applicable Indenture) may modify and amend the applicable Indenture without the consent of any holder under the relevant Indenture, for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the Securities of such series any property or assets;

•

to evidence the succession of another person to the applicable Issuer or any Guarantor, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the applicable Issuer or any Guarantor;

•

to add to the covenants of the applicable Issuer or the Guarantors such further covenants, restrictions, conditions or provisions as the applicable Issuer or the Guarantors and the trustee shall consider to be for the protection of the holders of Debt Securities of such series, to surrender any right or power herein conferred upon the applicable Issuer or the Guarantors, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default with respect to such series of Debt Securities permitting the enforcement of all or any of the several remedies provided in the applicable Indenture, provided that in respect of any such additional covenant, restriction, condition or provision such amendment or supplement may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Securities of such series to waive such an Event of Default;

•

to cure any ambiguity or omission or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture, or to make any other provisions as the applicable Issuer or the Guarantors deem necessary or desirable, provided that no such action shall adversely affect the interests of the holders of the Debt Securities of such series;

•	to provide for uncertificated Debt Securities of such series in addition to or in place of certificated Debt Securities of such series;

•	to effect or maintain, or otherwise comply with the requirements of the SEC in connection with, the qualification of the applicable Indenture under the Trust Indenture Act;

•	to effect any provision of the applicable Indenture;

•	to establish the form or terms of securities of any series and related Guarantee;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the applicable Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•	to make any other change that does not adversely affect the rights of any holder.

The Indentures provide that each Guarantor shall not be required to enter into any indenture supplemental to the Indenture, other than in the case of any supplemental indenture establishing the form or terms of any series of Debt Securities pursuant to the Indenture or amending any covenant, right or power of such Guarantor pursuant to the Indenture.

The Indentures provide that in determining whether the holders of the requisite principal amount of Debt Securities of a series then Outstanding under such Indenture have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

•

the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

•

the principal amount of a Debt Security denominated in a Currency or Currencies other than U.S. dollars shall be the U.S. dollar equivalent, determined as of the date such Debt Securities were originally issued, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Original Issue Discount Security of the amount determined as provided in the first bullet above);

•

the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance; and

•	Debt Securities owned by us or any other obligor or affiliate of ours or such other obligor shall be disregarded and not deemed to be Outstanding.

Merger, Consolidation or Amalgamation

The Indentures provide that the applicable Issuer and the Guarantors may not amalgamate or consolidate with or merge into any other Person and the applicable Issuer and the Guarantors may not convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, unless:

•

the Person formed by such consolidation or amalgamation or into which Emera is merged or the Person which acquires or leases Emera’s properties and assets as an entirety or substantially as an entirety expressly assumes Emera’s obligations under the Debt Securities and applicable Indenture, and

•	certain other conditions are met.

Notwithstanding the foregoing, any Subsidiary of Emera, other than EUSHI, EUSHI Finance and Emera Finance, may consolidate with, merge into or transfer all or a portion of its properties or assets to Emera.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of Debt Securities issued under either Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee trust funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

We may, at our option and at any time, elect to have EUSHI Finance’s or Emera Finance’s, as applicable issuer, and each applicable Guarantor’s obligations discharged with respect to the Outstanding Debt Securities of or within any series, which we refer to as defeasance. Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by such Outstanding Debt Securities and to have satisfied our other obligations under the relevant Indenture with respect to such Debt Securities, except for:

•

the rights of holders of such Outstanding Debt Securities to receive solely from the trust fund described below payments in respect of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due;

•

our obligations with respect to such Debt Securities relating to the issuance of temporary securities, the registration, transfer and exchange of the Debt Securities, the replacement of mutilated, destroyed, lost or stolen Debt Securities, the maintenance of an office or agency in the applicable Place of Payment, the holding of money for security payments in trust and with respect to the payment of Additional Amounts, if any, pursuant to the relevant Indenture;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the relevant Indenture.

We may, at our option and at any time, elect to be released from our obligations with respect to certain covenants that are described in either Indenture (including those described under “Merger, Consolidation or Amalgamation”), and we refer to this as “covenant defeasance,” and any omission to comply with such obligations thereafter shall not constitute a default or an Event of Default with respect to such Debt Securities.

In order to exercise either defeasance or covenant defeasance:

•

we must irrevocably deposit with the trustee (or other qualifying trustee), in trust, for the benefit of the holders of such Debt Securities, cash, Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any) and interest on such Outstanding Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor in the Currency in which such Debt Securities are then specified as payable at Stated Maturity;

•

in the case of defeasance, except where such election relates to a series of Debt Securities offered to or held solely by persons that are not U.S. persons, we shall have delivered to the trustee an Opinion of Counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the relevant Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•

in the case of covenant defeasance, except where such election relates to a series of Debt Securities offered to or held solely by persons that are not U.S. persons, we shall have delivered to the trustee an Opinion of Counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

Payment of Principal and Interest and Paying Agents

Unless otherwise specified in the applicable Indenture, principal of (and premium, if any) and interest, if any, on any Debt Securities will be payable at an office or agency maintained by us in New York, New York, except that at our option, interest, if any, may be paid by:

•	check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or

•	wire transfer to an account located in the United States or Canada maintained by the person entitled thereto as specified in the Security Register.

Payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by us for the Debt Securities may be established for each series of Debt Securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for such series.

Resignation of Trustee

No resignation or removal of the trustee and no appointment of a successor trustee shall become effective until the acceptance of appointment by the successor trustee, in accordance with the applicable of the relevant Indenture. The trustee may resign at any time with respect to the Debt Securities of one or more series by giving written notice thereof to the applicable Issuer. If the instrument of acceptance by a successor trustee is not delivered to the trustee within 30 days after the giving of such notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee with respect to the Debt Securities of such series.

Book-Entry Delivery and Form

The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary for a series of Debt Securities. Global Securities may be issued in either temporary or permanent form. Unless otherwise provided for a series of Debt Securities, Debt Securities that are represented by a Global Security shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof or in such other denominations as may be provided for by the terms of the Debt Securities of any particular series, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on any Debt Securities represented by a Global Security will be made by the trustee to the depositary or its nominee.

Governing Law

The Indentures, the Guarantees and the Debt Securities shall be governed by and construed in accordance with the law of the State of New York. The Indentures are subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Agent for Service of Process

The Indentures provide that Emera has designated a subsidiary, either EUSHI Finance or Emera Finance, as its authorized agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities that may be instituted in any federal or state court located in the Borough of Manhattan, in the City of New York, or brought under United States federal or state securities laws or brought by the trustee, and Emera has irrevocably submitted to the jurisdiction of such courts.

PLAN OF DISTRIBUTION

We may sell the Debt Securities:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

We may sell Debt Securities at fixed prices or at non-fixed prices, such as prices determined by reference to the prevailing price of the specified securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the securities. The applicable prospectus supplement will set forth the terms of the offering of the Debt Securities including the name or names of any underwriters, the purchase price of such Debt Securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

If underwriters are used in the sale, the Debt Securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities of the series offered through the applicable prospectus supplement if any of such Debt Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell Debt Securities directly at such prices and upon such terms as agreed to by us and the purchaser or through agents designated by us from time to time. Any agent involved in the offering and sale of the Debt Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of the Debt Securities offered hereby.

In connection with any offering of the Debt Securities, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Debt Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. These underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business. Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) may be permitted to directors, officers and controlling persons of Emera, EUSHI, EUSHI Finance or Emera Finance, such issuers have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuers of expenses incurred or paid by a director, officer or controlling person of the issuers in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuers will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

Each series of the Debt Securities will be a new issue of securities with no established trading market. Unless otherwise specified in an applicable prospectus supplement relating to a series of Debt Securities, the Debt Securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. Some broker-dealers may make a market in the Debt Securities, but they will not be obligated to do so and may discontinue any market-making activities at any time without notice. There may not be a trading market for the Debt Securities and no assurances can be given as to the liquidity of the trading market, if any, for the Debt Securities.

CERTAIN INCOME TAX CONSIDERATIONS

A prospectus supplement may describe any material Canadian federal income tax consequences of the acquisition, ownership and disposition of Debt Securities by an initial investor, including any such consequences to an investor who is not a resident of Canada (for purposes of the Income Tax Act (Canada) and any applicable income tax convention).

A prospectus supplement may describe any material U.S. federal income tax consequences of the acquisition, ownership and disposition of Debt Securities by an initial investor, including, to the extent applicable, any such consequences relating to Debt Securities payable in a currency other than U.S. dollars, issued with original issue discount for U.S. federal income tax purposes, or containing any early redemption provisions or other special terms.

LEGAL MATTERS

The validity of the Debt Securities and the related Guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Emera appearing in Emera’s Form 40-F for the year ended December 31, 2025, have been audited by Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the joint registration statement on Forms F-10 and F-3 of which this prospectus is a part:

•	the documents referred to in the “Documents Incorporated by Reference” section of this prospectus;

•	consent of independent registered public accounting firm;

•	consents and opinions of counsel;

•	powers of attorney from our directors and officers;

•	forms of Indenture relating to the Debt Securities;

•	a statement of eligibility of Equiniti Trust Company, LLC as trustee for the Subordinated Indentures, on Form T-1;

•	list of subsidiary guarantors of Emera; and

•	filing fee tables.

EXPENSES

The following are the estimated expenses of the offering of the Debt Securities being registered under the joint registration statement on Forms F-10 and F-3 of which this prospectus is a part, all of which has been or will be paid by us.

SEC registration fee		307,273	**
Exchange listing fees (if any)			*
Blue sky fees and expenses (if any)			*
Trustee & indenture-related fees			*
Printing and engraving costs			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

Total	$		*

*	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of Debt Securities.
**	Previously paid and being carried forward to this registration statement.

EMERA US FINANCE, LLC

US$     % Senior Notes Due 20

US$     % Senior Notes Due 20

fully and unconditionally guaranteed by

EMERA INCORPORATED

EMERA US HOLDINGS INC.

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

J.P. Morgan

     , 2026